As filed with the Securities and Exchange Commission  June 8 , 2009
Registration No. 333-152430

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InnerLight Holdings, Inc.
(Name of small business issuer in its charter)

Delaware	5122	26-2300043
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605
(Address and telephone number of principal executive offices and principal place of business)

KEVIN P. BROGAN
InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605

 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

☐ Large Accelerated Filer	☐ Accelerated Filer
☐ Non-accelerated Filer	☒ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]

Common Stock	1,000,000	$1.00	$1,000,000.00	$39.30
Common Stock (2)	2,000,000	$3.00	$6,000,000.00	$235.80

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
________________________
(1)  Estimated solely for purposed of calculating the registration fee under Rule 457(a).
(2)  Issuable upon exercise of 1,000,000 Class C Common Stock Purchase Warrants at $2.00 per Share and 1,000,000 Class D Common Stock Purchase Warrants at $4.00 per Share, with an average price of $3.00 for the purposes of this Fee calculation.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

INNERLIGHT HOLDINGS, INC.
100,000 UNITS

Each Unit Consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share

PRICE PER UNIT:   $10.00
TOTAL OFFERING: $1,000,000

This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock market.  We are offering a total of 1,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If all of the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors, Kevin P. Brogan and Heber Maughan, will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers, and is being made on an “all-or-none” basis. Our Officers and Directors will not receive any compensation for their role in selling shares in the offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK

See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Offering Price Per Unit	Offering Expenses(1)	Proceeds to Our Company
$10.00	$.50	$9.50

Total Offering:	$1,000,000	$50,000.00	$950,000.00

(1)  These offering expenses do not include any underwriting discounts or commissions. There are no underwriting discounts or commissions to be paid in connection with this offering.

THE DATE OF THIS PROSPECTUS IS  JUNE 8 , 2009.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

OUR COMPANY

Our Company is a provider of Health and Dietary supplements and Personal Care products by means of a network of Direct Sales Associates.  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

COMPANY HISTORY

InnerLight International, Inc., the predecessor of our operating subsidiary, was established in 1998.  In January, 2001, the Quigley Corporation purchased InnerLight International’s assets for the purpose of providing an alternative distribution channel for our products.  The company was named Darius Marketing, Inc.  In March of 2002, management of the Company changed the name to InnerLight Inc.  In February, 2008, all of the capital stock of InnerLight, Inc. was purchased from The Quigley Corporation by InnerLight Holdings, Inc., a newly-formed corporation, for $1,000,000 and the assumption of the existing liabilities of InnerLight, Inc.

Our principal executive office is located at 867 East 2260 South, Provo, UT 84606.  We were incorporated under the laws of the State of Delaware on February 23, 2008.   Our telephone number is (801) 655-0605, and our corporate website is www.innerlightinc.com.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to InnerLight Holdings, Inc.

THE OFFERING

The following is a brief summary of the offering:

We are offering a total of 1,000,000 shares of our common stock in a direct public offering on an “all-or-none” basis, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If all of the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors, Kevin P. Brogan and Heber Maughan, will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers, and is being made on an “all-or-none” basis. Our Officers and Directors will not receive any compensation for their role in selling shares in the offering.

SELECTED FINANCIAL DATA

The following information summarizes the more complete historical financial information at the end of this prospectus.  We acquired InnerLight, Inc. from The Quigley Corporation on February 21, 2008. The two month period ending February 29, 2008 and the years ending December 31, 2007 and 2006 reflect the results from operations during the previous ownership.

	INNERLIGHT
	HOLDINGS, INC.		INNERLIGHT, INC.
	ISSUER		PREDECESSOR

	For the Three Months Ending March 31, 2009	For the Period from February 21, 2008 to December 31, 2008	For the Two Months Ending February 29, 2008	For the Year Ending December 31, 2007	For the Year Ending December 31, 2006

Net Sales	$2,592,000	$14,556,000	2,189,000	11,234,000	15,275,000

Cost of Sales	1,414,000	7,627,000	1,310,000	7,142,000	9,941,000

GROSS PROFIT	1,178,000	6,929,000	879,000	4,092,000	5,334,000

OPERATING EXPENSES:
Sales & Marketing	108,000	666,000	135,000	982,000	1,514,000
Administration	814,000	3,755,000	613,000	3,798,000	5,048,000

Total Operating Expenses	922,000	4,421,000	748,000	4,780,000	6,562,000

Income (Loss) from Operations	256,000	2,508,000	131,000	(688,000)	(1,228,000)

Interest, Net & Other Income	(22,000)	21,000	8,000	86,000	27,000

Income Taxes	(94,000)	(1,159,000)	-	-	-

Extraordinary Gain	-	278,000	-	-	-

Net Income (Loss)	$140,000	$1,648,000	139,000	(602,000)	(1,201,000)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

RISKS RELATED TO OUR BUSINESS

The market place is very competitive. Failure to successfully compete could harm the business.

The Company faces intense competition in the nutritional supplement and personal care industry. Many other competitors are well established, have greater resources and have a name and brand recognition. These companies also have distributor bases that are much larger than ours. We cannot be sure that our distributors won’t leave and join other programs. If the distributor base declined and failed to grow, the negative financial impact on the Company could be significant.

In addition to competition from companies offering competing products, we are subject to the risk of losing our distributors if they leave and join other non-related network or multi-level marketing companies. The home-based business industry is immense and offers many alternatives, especially for distributors looking for new opportunities.
A significant portion of our revenues is from foreign markets.  If we cannot successfully understand and survive the volatility of doing business in foreign countries, then the result could have a material adverse effect.

A significant portion of our business is from foreign markets, which was approximately 62% for the three months ended March 31, 2009 and 71% for the twelve months ended December 31, 2008.  We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign distributors. The Company may suffer losses as the dollar loses value against foreign currencies. Essentially, all of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to distributors in foreign countries.

If certain foreign agencies changed import regulations and did not allow our product to enter the country, we could suffer significant financial losses. We could lose our distributors in the country and sales could disappear in that market.

The payment of earned commissions and incentives to our foreign distributors is subject to various banking and disbursement regulations. If we are unable to find suitable arrangements, we could suffer an eroding distributor base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. The Company to date does not have a bank account, warehouse or storefront in the various foreign countries in which we have distributors. The lack of a local presence places a greater challenge in making timely payments to our independent representatives. The Company has utilized several methods of payment and feels that it has found a satisfactory solution to disburse funds to foreign distributors within the confines of the law.

Failure to protect and enhance our trademarks and trade names could potentially harm the business.

Trademarks and trade names distinguish the various companies from each other. If potential customers and distributors get confused as to which company and product are offered by us, then we could lose sales and distributors to competitors. The Company does make vigilant efforts to maintain its branding through trademarks and trade names, but it cannot guarantee that there will be no infractions or infringements on its products. Many subtleties exist in product descriptions, offering and names that can easily confuse distributors and customers. The name of the Company’s principal product, SuperGreens TM, can be found in numerous variations of the name and descriptions in various media and product labels. This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

Disruption to our supply chain of products and/or ingredients could negatively affect our sales.

The Company has not as yet experienced significant problems in obtaining its products from suppliers. However, there is no guarantee that some of the ingredients in the formulizations of the products will not become scarce, or that current suppliers may not be able to continue to provide our products or ingredients.

If the manufactured products do not meet quality standard, the product is not accepted by us. This could cause a shortage of those products in inventory resulting in back orders and even cancellations of orders. Sales of existing products in inventory may not be sufficient to use all stock on hand before the ‘best by’ date expires. This causes a write off of inventory that is not salable resulting in negative financial results.

The Company is highly dependent upon technology in our operations. Disruptions and down time would cause a decrease in sales activity.

Our business is basically an internet based enterprise. The complexity of the compensation plan, the volume of sales orders over the internet from various countries and the information afforded to our distributors via their own virtual offices require sound and efficient information technology systems. The Company has expended significant resources to implement and maintain quality computer resources to serve our distributors efficiently. Our systems, as is the case with virtually all computerized systems, are subject to intentional acts of vandalism and to natural disasters that could disrupt service or render the systems as non-functional. The company has implemented procedures to back up data and install additional equipment, but interruptions could still occur that would negatively affect our sales and financial results.

The Company leases its main software platform from a third-party vendor. Disruptions in their service or connections to us could also negatively affect our sales and financial results.

Damage claims against our products could have a material adverse effect on the Company.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does carry product liability insurance. It would be responsible for the deductibles on the policy, but could suffer more damages from negative publicity and declining sales.

Our products contain many ingredients. If any of the ingredients were found to be harmful or were no longer available, then our formulizations would have to change. The acceptance of the new product formula may not be supported, which could cause a negative effect both in publicity and in financial results.

Failure to retain key personnel would have a harmful effect on the Company’s business.

We rely on the contributions of our senior management and other key personnel to successfully execute our business strategies. Only two executives have employment contracts. Employees may voluntarily terminate their employment with the Company at any time. Some of these key employees would be difficult to replace if they should decide to leave. The loss of the services of these key employees could cause negative ramifications to our business and financial results.

The Company is not well established and does not have substantial resources.

The Company has been in existence for many years and has been able to compete successfully. The Company believes it has the personnel and knowledge base with which to operate the business in a successful and profitable manner and which has been demonstrated by the financial results since our acquisition of the Company in February, 2008. There is no guarantee that we can continue to do so. We are not as established nor have the financial resources as some competitors. We are no longer a subsidiary of a publicly traded company and so not have the same relationship to access their expertise and resources. Although, our ability to raise capital, if needed, and to grow and maintain enough resources to be a viable going concern is not guaranteed, our most recent results do support our confidence in achieving these goals.  Although the Company under its previous ownership  had net losses for its fiscal years ended December 31 2006 and 2007, since our acquisition of the Company in February, 2008 we have had net revenue of $14,556,000 for the period from February 21, 2008 through December 31, 2008 and net income before extraordinary gains of $1,370,000 for the same period.  Net revenues for the three months ended March 31, 2009 were $2,592,000 and net income was $140,000.

The Company has not had profitable operations in recent periods.

The predecessor company incurred net losses before income taxes of $(602,000) and $(1,201,000) for the years ending December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, the loss amount included $(650,000) of intercompany management fees, $(208,000) in net losses from the Singapore and Taiwan warehouses and $(55,000) in exit costs incurred while terminating and closing the Singapore and Taiwan warehouses. The Singapore warehouse was closed in May 2007, and the Taiwan warehouse was closed in July 2007. For the year ended December 31, 2006, the loss amount included $(1,171,000) of intercompany management fees and $(322,000) of net losses from the Singapore and Taiwan warehouses. Since the acquisition, the Company did not incur the intercompany management fees, nor did it incur losses from the Asian warehouses that were closed in 2007. The Company did report net revenues of $14,556,000 and net income after taxes of $1,370,000 for the period from February 21, 2008 to December 31, 2008. There is no guarantee that the Company can operate profitably in the future.  However, the elimination of the intercompany management fees and the discontinuance of losses from the Asian warehouses have been important positive factors in our current operating results and profitability.

The Company as a going concern.

As noted in the above paragraphs, the Company does not have substantial resources and has had operating losses in 2006 and 2007. The Company no longer has access to the resources of its former parent company and is totally reliant upon its own endeavors to fund and grow its operations and business. In view of the recent operating losses, the lack of any support by its parent or another more stable company and the lack of operation history since the acquisition, the issue of a going concern is raised. There is no guarantee that the Company will be able to be profitable in the future. Management is confident that the Company will be able to continue operating profitably based on its recent operating success. The business operations of the Company have not changed significantly from its predecessor, thus we view the lack operating history as a name change only. The facts that we have closed the unprofitable Asian operations and have eliminated the intercompany management fee allocations from our former parent company support our position of continuing to maintaining profitable business operations going forward.

The Company does not have agreements with our major suppliers.

The Company does not have a written or contractual agreement with any of our three main suppliers, or with any of our secondary or tertiary suppliers. Our product sourcing and other manufacturing requirements are conducted on a purchase-order basis.  If one or more of our current suppliers stopped selling us ingredients and manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers.  The time needed to find other suppliers or re-allocate our manufacturing requirements could outlast the inventory on hand and result in loss of sales. The Company and its predecessor have done business with most of these suppliers for many years and feel confident that the relationship will continue without significant interruption in supplying us with product.

There was a legal dispute between the founder and sponsor of the products and the predecessor company.

Prior to our acquisition of InnerLight, Inc., our predecessor company, the former owner of InnerLight, Inc. had commenced a legal action against Robert O. Young.  [DARIUS INTERNATIONAL INC., ET AL. VS. ROBERT O. YOUNG ET AL. (U.S. DISTRICT COURT – EASTERN DISTRICT, PA)]

In this action, Darius sought injunctive relief and monetary damages against two individuals for violation of a non-competition agreement between a wholly owned subsidiary of Darius, Innerlight Inc., and the defendants, each of whom were also under agreement to serve as consultants to the Company.

On April 20, 2006, the Court entered an Order enjoining defendants from competing against Darius.  Thereafter, the parties engaged in pre-trial discovery.

A trial on the merits of the case was held before the Court, without a jury, during November 2006.  Following the presentation of evidence, Darius renewed its claim for a permanent injunction and monetary damages against the defendants.

Following our acquisition of InnerLight, Inc. in February, 2008, on April 23, 2008, the Court made a decision and ordered damages be paid by Young to Darius Marketing/InnerLight Inc. for Contractual Damages and Lanham Act Damages. In May 2008, Dr. Young filed a motion for appeal and both parties entered into mediation. On November 6, 2008, both parties reached and executed a private mutual Settlement Agreement and agreed to drop all motions in front of the Court. On November 13, 2008 the Court ordered the case Dismissed with Prejudice.

As a result of this Settlement Agreement, Dr. Young has renewed his Consulting Agreement with the Company and is continuing to assist the Company in its worldwide marketing program.

We feel that our business suffered loss of distributors and revenues during the course of the legal proceedings. If a similar situation were to arise in the future, the Company could suffer negative effects on revenues.

RISKS RELATED TO OUR INDUSTRY

Findings or actions against our network or multi-level marketing program could negatively affect our business.

Substantially our entire sales and distribution channel is based upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies. We are also subject to private claims from individuals, including distributors challenging our network marketing program.  We could also be affected by such claims against competitors’ network marketing programs as their outcomes could be used against us. While we believe that we have complied with regulations and have set up our programs within the guidelines, we are at risk that in one or more areas our marketing system might not be compliant with local regulations. If we were not able to bring into compliance our network marketing program, it could have a material adverse financial effect on our sales in that market.

Failure to retain and attract our independent distributors could harm our business.

The sales of our products are made through a network of independent business consultants or distributors. Distributors voluntarily sign up with the Company to sell and use our products. There is no guarantee that the distributors will continue to work the business. Our sales growth depends upon expanding our distributor base, and upon the continued involvement of the current distributors. Our distributors have many alternative opportunities to join other multi-level marketing companies. If we are not able to retain these distributors and to recruit new distributors, then the lack of growth and sustained sales could have adverse financial effects on the Company.

The retention and the productivity of our distributors are affected by many factors including:
•	Competitors’ programs
•	Publicity or negative publicity of our products
•	Enforcement of our policies and procedures
•	Distributors’ individual success or lack of success in our program
•	The negative influence from former distributors
•	Lack of interest in continuing to work the business
•	Perceived deficiencies in our compensation plan
•	Economic conditions that may discourage distributors from continuing
•	The obstacles presented by a perceived saturation of network or multi-level programs in the market place that make recruiting new distributors difficult.

If we cannot retain our high level distributors or attract new distributors that can attain a high level position, then our sales could decline resulting in financial losses. It takes time for distributors to establish an organization that pays them dividends and that generates sales for the Company. If high level distributors leave the Company due to some of the factors mentioned, there is no assurance that the Company would be able to replace those leaders, their organization the sales volume that attends that organization.

Independent distributors may not comply with Company policies.

We cannot exert the same type of control over our network of independent distributors as we can with our employees. We cannot be sure that our distributors will comply with the guidelines set by the Company on the use of the products, the claims they may make about the benefits of the products or the manner in which they conduct their business. The Company’s compliance department is constantly training distributors and reviewing their practices, we cannot monitor everything that our distributors do. If an action were brought against a distributor, then we could also be named. A finding against us could have severe consequences to our business, our reputation and the morale of the distributors.

Failure to comply with the many regulations governing our business could significantly damage our business.

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.

If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

On August 27, 2007 the FDA’s final rule governing current good manufacturing practices, or cGMP, for dietary supplements became effective. The Company may have to comply with these regulations by June 2009 or June 2010 depending upon the size of our manufacturers. It requires us to establish written procedures for personnel, manufacturing cleanliness, labeling and packaging, testing and distribution. A systematic testing procedure is also required to be followed. This law pertains to manufacturers and holders of dietary supplements, not to suppliers only of ingredients.

A new law went into effect on December 22, 2007 that requires the reporting of all serious adverse events occurring within the United States which involve OTC drugs or dietary supplements. We are not aware of any adverse events, and we believe that we are in full compliance with the law.

Foreign jurisdictions may pass laws that would prohibit the use of certain ingredients in their particular market. If the Company were not able to satisfy the various regulations, then it would have to cease sales of that product in that location.

RISKS RELATED TO OUR STOCK

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.  WITHOUT A TRADING MARKET, PURCHASERS OF THE SECURITIES MAY HAVE DIFFICULTY SELLING THEIR SHARES

There is a presently no publicly-quoted market price for our common stock and as a result our stock price could be extremely volatile. We have applied for listing of our Common Stock on the OTC Bulletin Board, and in the future a limited trading market for our common stock may develop. There can be no assurance that our Common Stock will be approved for trading on the OTC Bulletin Board or any other market, or that if approved for trading that a regular trading market for our common stock will ever develop be sustained. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their common stock. Consequently, our stock price, if and when publicly-traded, is likely to be volatile and is likely to continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

EVEN IF PUBLICLY-TRADED IN THE FUTURE, OUR COMMON STOCK MAY BE SUBJECT TO "PENNY STOCK" RESTRICTIONS

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

 -  Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

 -  Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

 -  Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

 -  Contains a toll-free number for inquiries on disciplinary actions;

 -  Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

 -  Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

 -  The bid and offer quotations for the penny stock;

 -  The compensation of the broker-dealer and its salesperson in the transaction;

 -  The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

 -  Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

THERE ARE A SIGNIFICANT NUMBER OF SHARES UNDERLYING OUR WARRANTS AND OPTIONS AND THE EXERCISE AND SALE OF THESE SHARES MAY CAUSE THE PRICE OF OUR STOCK TO DROP AND MAY SUBJECT OUR CURRENT SHAREHOLDERS TO SIGNIFICANT DILUTION

The exercise or conversion of outstanding warrants and options into shares of common stock will dilute the percentage ownership of our other stockholders and could cause the market price of our common stock to drop.

As of June 5 , 2009, there were outstanding 10,600,000 shares of Common Stock and 6,500,000 Common Stock Purchase Warrants issued and outstanding. In addition, up to 3,000,000 options may be granted in the future under our 2008 Incentive Stock Option Plan, although as of June 5 , 2009 no options had been granted under that Plan. The exercise or conversion of outstanding stock options and warrants will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options or warrants, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

OUR PRINCIPAL OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT

Currently, our officers, directors and principal shareholders, in the aggregate, beneficially own approximately 71% of our outstanding common stock, or approximately 65% after giving effect to the sale of 1,000,000 shares in this Offering. Upon the issuance of shares pursuant to the exercise of 1,528,000 Common Stock Purchase Warrants owned by such officers, directors, and principal shareholders they will own approximately 69% of the outstanding shares of Common Stock after giving effect to the sale of 1,000,000 shares in this Offering and the warrant exercises. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

-	election of our board of directors;
-	removal of any of our directors;
-	amendment of our certificate of incorporation or bylaws; and
-	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers and principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

USE OF PROCEEDS

Our offering is being made in a direct public offering, without the involvement of underwriters or broker-dealers. The table below sets fort the use of proceeds from this offering:

Minimum

Gross Proceeds	$1,000,000
Offering Expenses	$50,000
Net Proceeds	$950,000

The net proceeds will be used as follows:

International Development [1]	$500,000
Distributor Recruitment	$100,000
Marketing and Advertising	$150,000
General Working Capital [2]	$200,000

[1] These proceeds will be utilized to add additional warehouses and distribution centers in our expanding European markets ($200,000); overseas training facilities and programs ($100,000); retention of fiscal representatives in foreign countries ($50,000); product registration costs ($75,000); and preparation of local-language training and promotional materials ($75,000).

[2] These proceeds will be utilized for the upgrade of our headquarters and warehouse facility in Provo, UT ($100,000); upgrade and expansion of our Information Technology (IT) department ($60,000); and further development of our web-based tools and materials ($40,000).

Total offering expenses of $50,000 to be paid from the proceeds of the offering are for Securities and Exchange Commission registration fees ($300), printing expenses ($3,200), audit, legal and administrative fees and expenses ($45,000), and transfer agent fees ($1,500) connected with this offering. No other expenses of the offering will be paid from proceeds.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●    our lack of operating history;

●    the proceeds to be raised by the offering;

●    the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders, and

●    our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.
As of March 31, 2009 , the net tangible book value of our shares of common stock was $1,789,000 or approximately $.17 per share based upon 10,600,000 shares outstanding.

Upon completion of this offering, the net tangible book value of the 11,600,000 shares to be outstanding will be $2,739,000 or approximately $.24 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $.07 per share without any additional investment on their part. You will incur an immediate dilution of $.76 per share.

After completion of this offering, purchasers of shares in offering will collectively own approximately 9% of the total number of shares then outstanding shares for which the purchasers will have made cash investments in the aggregate of $1,000,000, or $1.00 per share. Our existing shareholders will own approximately 91% of the total number of shares then outstanding, for which they will have made capital contributions of $1,000,000 in cash and services, or approximately $.095 per share.

The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

Existing shareholders if all of the shares are sold:

Net tangible book value per share before offering	$.17
Net tangible book value per share after offering	$.24
Increase to present shareholders in net tangible book value per share after offering	$.07
Number of shares outstanding before the offering	10,600,000
Percentage of ownership after offering assuming maximum number of shares are sold.	91%

Purchasers of shares in this offering if all of the shares are sold:

Price per share	$1.00
Dilution per share	$.76
Capital contributions	$950,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	9%

PLAN OF DISTRIBUTION;  TERMS OF THE OFFERING

We are offering a total of 1,000,000 shares of our common stock in a direct public offering on an “all-or-none” basis, without any involvement of underwriters or broker-dealers, in Units consisting of Ten (10) Shares of Common Stock, $.001 par value, Ten (10) Class C Common Stock Purchase Warrants Exercisable At $2.00 per Share, and Ten (10) Class D Common Stock Purchase Warrants Exercisable At $4.00 per Share.

The offering price is $10.00 per Unit. This offering will terminate 180 days from the effective date of this prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the offering is fully subscribed. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that all of the 100,000 Units are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If all of the 100,000 Units are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in a special Escrow Account maintained by our Escrow Agent until we receive the full proceeds of $1,000,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

Our Officers and Directors, Kevin P. Brogan and Heber Maughan, will market the Units offered herein and sell the securities on our behalf. This is a best efforts direct participation offering that will not utilize broker-dealers. Our Officers and Directors will not receive any compensation for his role in selling shares in the offering.  Our Officers and will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) do not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

Offering Period and Expiration Date:

This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.  execute and deliver a subscription agreement; and

2.  deliver a check or certified funds to us for acceptance or rejection.

The subscription agreement requires you to disclose your name, address, telephone number, number of shares you are purchasing, and the price you are paying for your shares.

All checks for subscriptions must be made payable to ”InnerLight Holdings, Inc. Special Escrow Account” and sent to our Escrow Agent at the address indicated on our subscription agreement

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Escrow Account for Subscriptions

Subscriptions will be placed in a separate Escrow bank account, William J. Reilly, Esq. as Escrow Agent, until we have received the full offering of $1,000,000, at which time the funds will be disbursed to our Company.

BUSINESS OF OUR COMPANY

INTRODUCTION

Our Company is a provider of Health and Dietary supplements and Personal Care products by means of a network of Direct Sales Associates.  Our basic business principles are to provide high quality products, operate at a profitable margin and assist our Sales Associates worldwide to improve their business effectiveness.

COMPANY HISTORY

InnerLight International, Inc., the predecessor of our operating subsidiary, was established in 1998 by Dr. Robert O. Young, the founder of the Company. In January, 2001, the Quigley Corporation purchased InnerLight International’s assets for the purpose of providing an alternative distribution channel for our products. The company was named Darius Marketing, Inc. In March of 2002, management of the Company changed the name to InnerLight Inc. In February, 2008, all of the capital stock of InnerLight, Inc. was purchased from The Quigley Corporation by InnerLight Holdings, Inc., a newly-formed corporation, for $1,000,000 and the assumption of the existing liabilities of InnerLight, Inc.

Our principal executive office is located at 867 East 2260 South, Provo, UT 84606.. We were incorporated under the laws of the State of Delaware on February 23, 2008. Our telephone number is (801) 655-0605, and our corporate website is www.innerlightcorp.com.  In addition, we contract with third party warehouse entities that operate three distribution facilities for the benefit of our European distributors. The third party distribution warehouses are located in the Netherlands, Hungary and Norway.

COMPANY DESCRIPTION

We continue to develop and distribute a variety of products, which have a wide scope of consumer appeal in areas of nutrition and human wellness products and other disposable goods.  Our distribution strategy includes direct selling and marketing employing Direct Sales Associates (DSA’s) much like Nu Skin, HerbaLife, Amway and USANA. Our business plan provides that these DSA’s, who are independent contractors and not employees of the Company, purchase our products from the company and sell them directly to their customers. We are responsible for the recruitment and training of the DSA’s.   The Company has developed sales promotion and sales development activities which are directed towards giving assistance to the independent sales representatives through aids such as brochures, product samples and demonstration products. We have established a web site, which serves both as an additional marketing tool, and will provide a platform from which we will be able to provide various support tools to our DSA’s. We also anticipate that we will seek to motivate our DSA’s through the use of special incentive programs that reward superior sales performance.

PRODUCTS

Our two core products, SuperGreens and Prime pH, were designed to work together to provide a nutritionally dense, chlorophyll-rich and oxygen saturated drink. SuperGreens is a blend of organic grasses, vegetables, sprouted grains, leaves and high frequency minerals which have high alkalinity value.  According to the developer, Dr. Robert Young, our products supplement elements that naturally oppose the acidity present in our bodies. Our belief is that SuperGreens can help balance out the pH levels in the user’s body.  Our marketing claims are based upon Dr. Young’s findings  that Prime pH helps to release the oxygen molecules within water for easier absorption by the body. It also contributes to the neutralizing effects of alkalizing SuperGreens. None of the Company’s products have received FDA approval, and none has undergone formal clinical trial testing. None of our products are required to have FDA approval, nor are clinical trial tests required.  Our statements and marketing claims are based upon the extensive research and writings of Dr. Young over a ten-year period. SuperGreens and Prime pH accounted for approximately 42% and 30%, respectively, of our net revenues.

The Company is committed to building its brand name and DSA and customer loyalty by selling premium quality, innovative nutritional supplements that appeal to broad markets.  The Company's philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients with the greatest amount of benefit to the consumer.   The Company is committed to developing and providing quality products that can be sold at attractive retail prices and allow the Company to maintain reasonable profit margins.  New products are identified and developed by management through consultation with our consultant, Dr. Robert O. Young, suggestions from our distributors, and from industry and market research conducted by management on an ongoing basis.  The Company believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels.

Dr. Young entered into a consulting agreement with the predecessor company upon the sale of his company to The Quigley Corporation in 2001. Per the terms of the consulting agreement, Dr. Young agreed to consult on the development of new products, be a Company spokesman for the Innerlight product line and not to compete with Innerlight in selling products or recruiting its distributors. Additionally, Dr. Young agreed to be available to the Company for approximately ten hours of consulting services per month, participate on company-wide distributor calls, make appearances at up to ten Company conventions and marketing events each year and be the key-note speaker at many of these events. In return for the above-referenced services, Dr. Young would receive 5% of adjusted gross revenues. Following our acquisition of the predecessor company and the settlement of litigation between Dr. Young and the predecessor company, Dr. Young ratified the original Consulting Agreement in November 2008. Pursuant to the ratification in November 2008, the Company paid Dr. Young one-half of the commissions that were accrued by the Company since May 2008 in the amount of $142,000. Pursuant to the settlement agreement the original consulting agreement remains in effect according to its terms.

The Company has recently added two new products.  The Garden Veggie Mix is a combination of dehydrated seasoned organic vegetables, and is designed as a quick snack food, a salad topping, or an additive to soup.  Our Simply Pure Whole Home Purification System is a hardware system which purifies all tap water coming into a home or business by removing toxins but leaving trace minerals and a neutral pH balance. Additionally, our Natural Essentials Skin Care products are made of natural, organic and toxin-free ingredients without chemical lathering agents, preservatives, parabens, carcinogens and animal products (or testing). The skin care products consist of an organic milky-type cleanser, and oxygen mist, an organic hydrating serum, an organic moisturizing crème, and an all-natural shampoo and conditioner.

The company currently has over sixty individual dietary supplemental products.  These items are also positioned together in varying packages for the purpose of allowing the customer to acquire a specific combination of products.

SOURCING AND PRODUCTION

In order to maintain high product quality, we acquire our ingredients and contract production of our proprietary products from suppliers and manufacturers that we believe are reliable, reputable and deliver high quality materials and service. We acquire ingredients and products from three primary suppliers that currently manufacture products that represent approximately 90% of our revenue. These primary suppliers are:  Innovative Labs, Inc., Cappeals, Inc. and CSB Nutrition Corporation.

The Company does not have contractual agreements with our three major suppliers or any of our secondary suppliers. If one or more of our current suppliers stopped selling us ingredients and manufacturing our products, we would be forced to find other suppliers or re-allocate our manufacturing requirements among our existing suppliers.

We maintain a good relationship with our suppliers and do not anticipate that any of our suppliers will terminate the relationship in the near term. We also have ongoing relationships with secondary and tertiary suppliers. In the event we become unable to source any products or ingredients from our major suppliers, we believe that we would be able to produce or replace those products or substitute ingredients from our secondary and tertiary suppliers without great difficulty or significant increases to our cost of goods sold.

INDUSTRY ANALYSIS

Direct Selling Industry

Direct Selling is the sale of a consumer product or service, person-to-person, away from a fixed retail location.  Independent salespeople market these products and services to customers.  Depending on the company, the sales people may be called distributors, representatives, consultants or various other titles.  Products are sold primarily through in-home product demonstrations, parties and one-on-one selling.

Nutritional Industry Overview

The nutrition industry includes many small- and medium sized companies that manufacture and distribute products generally intended to enhance the body’s performance and wellness.  The four major product categories within the nutrition industry are:

▪	Nutritional Supplements – products such as vitamins, minerals, dietary supplements, herbs and botanicals and compounds derived from these substances.
▪	Natural and Organic Foods – products such as cereals, milk, non-diary beverages and frozen entrees.
▪	Functional Foods – products with added ingredients or fortification specifically for health or performance purposes.
▪	Cosmeceuticals – products combining nutrition with skin care.

Nutritional products are distributed through six major sales channels.  Each channel has changed in recent years primarily due to advances in technology and communications resulting in improved product distribution and faster dissemination of information.  The major sales channels are as follows:

▪	Network marketing.
▪	Mass-market retailers, including mass merchandisers, drug stores, supermarkets and discount stores.
▪	Natural health food retailers.
▪	Mail order.
▪	Practitioners
▪	The Internet.

The nutritional supplement market is characterized by:

▪	Large selections of essentially similar products that is difficult to differentiate.
▪	Retail consumer’s emphasis on value pricing.
▪	Constantly changing formulations based on evolving scientific research.
▪	Low entry barriers resulting from low brand loyalty, rapid change, widely available manufacturing, low regulatory requirements and ready access to large distribution channels.
▪	A lock of uniform standards regarding product ingredient sources, potency, purity, absorption rate and form.

As indicated by the above information, we believe that the Nutritional Supplements Industry coupled with the Direct Sales Industry offers an opportunity for a potentially profitable venture.  The following sections outline the strategies that will be implemented to attain these profits.

MARKETING PLAN

The Company is a direct sales company, which presently distributes its products through a network marketing system. Under its system, DSA’s purchase products from the Company for resale and for personal consumption.  The DSA’s join the company for a fee of $25 in the USA ($30 outside the USA).  Their DSA agreement gives them the right to purchase products at wholesale, and then sell retail to others or share the business opportunity with others.  The Company presently has 151,000 DSAs active in the US and foreign countries.

The Company believes network marketing is an effective vehicle to distribute its products because:

▪	A consumer can be educated about a product in person by a DSA, which the Company believes is more effective than traditional marketing avenues.
▪	Direct sales allow for actual product testing by a potential consumer.
▪	The impact of DSA and consumer testimonials is enhanced
▪
As compared to other distribution methods, DSA’s can give customers higher levels of service and attention, by, among other things, delivering products directly to a consumer and following up on sales to ensure proper product usage and customer satisfaction, and to encourage repeat purchases.

The Company's network marketing program differs from many other network-marketing programs in several respects. First, the Company's compensation plan allows Company DSA’s to develop a national network of downline DSA’s. Second, the Company's order and fulfillment systems eliminate the need for DSA’s to carry significant levels of inventory. Third, the Company's compensation plan is very financially rewarding.

As a distribution channel, direct selling has been enhanced in the past decade due to advancements in communications, including telecommunications and Internet connectivity, and the use of videos and fax machines. Direct selling companies generally rely on communications, the Internet, and videos to project a desired image for their company and product line. The Company believes that high quality sales aids play an important role in the success of DSA efforts. The Company believes that the Internet will become an increasingly important business factor as more and more consumers purchase products over the Internet as opposed to traditional retail and direct sales channels. As a result, the Company expects that direct sellers will need to adapt their business models to integrate the Internet into their operations to remain successful. The Company's web site is www.innerlightinc.com. Management is committed to fully utilizing current and future technological advances to continue enhancing the effectiveness of direct selling.

The Company relies on its DSA’s to sponsor new DSA’s. While the Company provides brochures, magazines, and other sales materials, DSA’s are primarily responsible for educating new DSA’s with respect to products, the Company's compensation plan, and how to build a successful home based business.

The sponsoring of new DSA’s creates multiple levels in the network marketing structure. Persons whom a DSA sponsors are referred as "downline" or "sponsored" DSA’s. If downline DSA’s also sponsor new DSA’s, they create additional levels in the structure.

Sponsoring activities are not required of DSA’s. However, because of the financial incentives provided to those who succeed in building a DSA network that consumes and resells products, the Company believes that most of its DSA’s attempt, with varying degrees of effort and success, to sponsor additional DSA’s.  Generally, DSA’s invite friends, family members, and acquaintances to sales meetings, the Company's web site, conference calls, and prerecorded telephone calls in which Company products are presented and the compensation plan is explained. People are often attracted to become DSA’s after using Company products and becoming regular retail customers. Once a person becomes a DSA, he or she is able to purchase products directly from the Company at wholesale prices for resale to consumers or for personal consumption. The DSA is also entitled to sponsor other DSA’s in order to build a network of DSA’s and product users.

A potential DSA must enter into a standard DSA agreement with the Company that obligates the DSA to abide by the Company's policies and procedures. In most of the Company's current markets, DSA’s are also required to purchase a DSA business kit, which includes the Company's policies and procedures and are sold for the approximate cost of producing the DSA business kit, currently $25 in the USA and $30 internationally.

The Company’s policies and procedures prohibit the DSA from cross-recruiting (trying to recruit their downline into another program), competing in other programs with competing products, from maintaining simultaneous interests (maintaining multiple centers) and benefiting from them at the detriment of the Company. The DSA must comply with all tax and legal requirements. The DSA cannot change enrollers and take recruits or downlines from other DSA’s. The Company maintains the integrity of the DSA’s organization and the calculation of the DSA’s compensation. The Company strives to maintain appropriate inventory levels to supply the DSA and its organization with products when ordered.

Management believes that one of the Company's key competitive advantages is the Company's compensation plan. Based upon its knowledge of network marketing compensation plans, the Company believes that the Company's compensation plan is very financially rewarding. There are two fundamental ways in which DSA’s can earn money: (i) through retail markups, for which the Company recommends 33%; and (ii) through a series of commissions on product sales, which can result in commissions and bonuses.  Personal volume is essentially based upon a factor (usually 100%) of a product's wholesale cost, net of any point-of-sale taxes. DSA’s receive higher levels of commissions as they advance up the compensation plan. A DSA must become and remain qualified in order to earn commissions. The qualifications vary with the rank or level that the DSA attains. Basically, the DSA must complete a qualifying first order of $300 or accumulate $1,000 of total qualifying volume (or total order value from all its downline). The DSA must maintain its qualification by maintaining a monthly autoship of $100 or $1,500 in total monthly qualifying volume.

The qualified DSA can earn compensation from retail markups as noted. It also can earn commissions in the following ways:
•	First order bonus. It allows the DSA from earning a bonus up to 30% on the first orders from new recruits in its organization.
•	Commissions. For the DSA that builds an organization, or downline, it can get paid a 5% commission down to 5 levels of the commissionable volume created from all orders within the downline.
•	Enroller bonus. A DSA can earn an additional 3% on the commissionable volume on all those that the DSA personally enrolls and 3% on the people that the enrollee brings into the Company.
•
Business builder pool. Once the DSA reaches the level of a business builder, and then the DSA enrolls and develops 2 Business Builders below him in 30 days, the DSA earns one share in the pool. Each additional Business Builder enrolled and developed in 30 days earns an additional share in the pool. The Business pool is paid out quarterly.

•	Generation bonuses. The DSA must reach the level of Bronze Executive or above, and then can earn a bonus on the DSA’s entire downline, not just the five levels.
•	Check matching bonus. The DSA can earn up to 25% of the bonuses earned by all its enrollees.
•	Executive pool. 1% of the Company’s annual worldwide volume is divided up among all the DSA's ranked Double Diamond or above who are qualified in the pool.

The ranks or levels that a DSA can obtain are as follows:

	RANK or LEVEL	PERCENTAGE OF	ENROLLMENT and/or VOLUME REQUIREMENTS
		DISTRIBUTORS PER RANK
•	Independent Business Consultant (IBC)	13.03%	2 IBC legs
•	Business Builder (BB)	55.46%	2 IBC’s and 1 BB legs
•	Senior Business Builder (SBB)	18.56%	2 IBC’s, 1 BB and 1 SBB legs
•	Director	6.49%	2 IBC’s, 1BB and 1SBB legs
•	Executive Director (ED)	5.41%	2 BB, 2 SB and 1 Director legs
•	Bronze Executive (BE)	.76%	4 SBB and 1ED legs
•	Silver Executive (SD)	.17%	2 SBB and 2 ED legs
•	Gold Executive (GE)	.02%	2 SBB and 3 ED legs
•	Platinum Executive (PE)	.07%	1 SBB and 4 ED legs
•	Diamond Executive (DE)	.01%	1 PE leg and $150,000 TGQV (total group qualifying volume)
•	Double Diamond Executive (DDE)	.01%	2 PE legs and $250,000 TGQV
•	Triple Diamond Executive (TDE)	.01%	3 PE legs and $350,000 TGQV

The basic model of a network marketing company is recruiting new DSAs and building an organization. The DSA must recruit other DSA’s in order to achieve a higher level and to achieve higher earnings. Thus, the DSA begins to build his organization of other DSA’s. For example, the entry level is the Independent Business Consultant (“IBC”). The DSA, or IBC in our plan, must recruit two other IBC’s in his organization in order to advance to the Business Builder (“BB”) level. Each one of the enrolled IBC’s become a “leg” within the organization. The higher the rank, the greater the potential earning power. In order for the DSA to achieve higher levels, some of the DSA’s in his organization must also achieve higher levels. All DSA,s have the opportunity to achieve the highest level of a TDE.

Through training meetings, regional and annual conventions, regular telephone conference calls, sales aids material, and personal contacts with DSA’s, the Company seeks to understand and satisfy the needs of each DSA. The Company currently provides Internet and telephonic product fulfillment and tracking services that result in user-friendly, timely product distribution.

The Company also provides an assortment of sales aids to facilitate the sales of its products. Sales aids include videotapes, brochures, posters, audiotapes, promotional clothing, stationery, business cards, and other miscellaneous items to help create consumer awareness of the Company and its products. See the complete text of the distributor agreement, the policies and procedures and the compensation plan on our website at www.innerlightinc.com.

Growth Strategies

The company realizes the importance of attracting and retaining DSA’s and their customers in order to realize continued growth and profitability.  The company places great emphasis on assisting new DSA’s in building their business.  This assistance is through exceptional customer service, timely shipment of products, and timely payment of commission payments.

The company has recently added several new product lines to further capture the spending dollars in its distributor base. It has recently added a water purification system, all natural skincare products and food snacks that fit into the company’s philosophy. The SimplyPure™ Water Purification System is a “Point of Entry” product that purifies all the water coming into your home or business. It takes out the toxins, but leaves the trace minerals. It provides pure, clean and pH neutral water for the whole family from every faucet in the home.  Our “Natural Essentials” product line consists of all natural, non-toxic skin care products made with botanicals, natural antioxidants and medical grade ingredients that both nourish and detoxify the skin.  The “Garden Veggie Mix” product was created by world-famous raw chef Chad Sarno and is a combination of dehydrated, wonderfully seasoned organic veggies, perfect for a quick, totally alkalizing finger snack, to use as a salad-topper, or to add to soups.

The company is continuing its growth internationally, specifically paying attention to the European Union (EU) whose sales continue to increase on a consistent basis. The company has opened warehousing operations in the Netherlands contracting with a third-party warehouse to supply the entire EU in a more timely and efficient manner.  In addition the company is in the early stages of establishing Customer Service Operations in several languages within the EU.  The company has also implemented new payment systems for its EU DSA’s which includes the ability for our distributors to purchase products via a wire transfer to the Company.

In Europe, we currently sell products shipped from the Netherlands third-party warehouse to DSA’s located in Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Netherlands, Poland, Portugal, Romania, Slovenia, Spain, Sweden, Switzerland, and the United Kingdom.  In the Asia region, we sell to DSA’s in Hong Kong, Singapore, Thailand, and Taiwan. We closed our company owned warehouses in Singapore and Taiwan in 2007, but still sell product to some remaining DSA’s in those countries. We continue to send product as an attempt of goodwill and as an attempt to maintain our branding in that region. Subsequent sales to the closure of the offices have been minimal consisting of a fraction of one percent of total revenues.

For the three months ended March 31, 2009 and the twelve months ended December 31, 2008, approximately 62% and 71%, respectively , of our net revenue came from international sales outside the United States. The percentage of total sales for the three months ended March 31, 2009 and from the period from February 21, 2008 to December 31, 2008 from distributors located in the following countries is:

	March 31,	February 21, 2009
	2009	to December 31, 2009
Hungary	26.3%	52.9%
Norway	16.7%	7.2%
Great Britain	4.1%	3.9%
Finland	5.3%	3.3%
Germany	1.7%	1.9%
Canada	1.1%	1.0%

Marketing Royalty Agreement

In exchange for international marketing services and services required to complete the acquisition of Innerlight, Inc. and to expand the Company’s European operations, the Company granted to two Investors and shareholders, Chilesha Holdings Ltd. and Scandasystems Ltd.,, a ten-year Royalty Agreement which provides for the payment on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year.   Following our acquisition of InnerLight, Inc. in February, 2008, these parties were instrumental in the establishment of our European distribution facilities in Hungary and Norway and our marketing efforts to increase the numbers of our DSA’s in Europe.   During the three months ended March 31, 2009 and the year ended December 31, 2008, a total of $68,000 and $329,000, respectively, in royalties were paid pursuant to this Agreement. At March 31, 2009 $24,000 was accrued pursuant to the Agreement.  A summary of the terms of this Royalty Agreement is set forth in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.

COMPETITION

The market for nutritional products is large and intensely competitive. The Company competes directly with companies that manufacture and market nutritional products. The Company competes with other companies in the nutritional products industry by emphasizing the uniqueness, value and premium quality of the Company's products and convenience of the Company's distribution system. Many of the Company's competitors have much greater name recognition and financial resources than the Company. In addition, nutritional products can be purchased in a wide variety of channels of distribution. While the Company believes that consumers appreciate the convenience of ordering products from home through a sales person, or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. The Company's product offerings are also relatively small compared to the wide variety of products offered by many other nutritional product companies

The Company also competes with other direct selling organizations, some of which have a longer operating history and higher visibility, name recognition, and financial resources. The leading network marketing company in the Company's existing markets is Amway Corporation and its affiliates. The Company competes for new DSA’s on the strength of its multiple business opportunities, product offerings, compensation plan, and management strength. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years.

RESEARCH AND DEVELOPMENT

We are not currently conducting any research and development activities.

GOVERNMENT REGULATION

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few. If the Company were to fail to meet standards set by these regulations, then the Company could be prohibited from selling its products.

Substantially our entire sales and distribution channel is based upon our network marketing program. We are subject to various regulations from federal, state and foreign agencies.   While we believe that we have complied with regulations and have set up our programs within the guidelines, we are at risk that in one or more areas our marketing system might not be compliant with local regulations. If we were not able to bring into compliance our network marketing program, it could have a material adverse financial effect on our sales in that market.

As dietary supplements, our products are also subject to government regulation.  If one or more of the ingredients of our products become subject to regulatory action, then the Company suffers the risk of having to re-formulate its product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product by its distributors cannot be assured.

On August 27, 2007 the FDA’s final rule governing current good manufacturing practices, or cGMP, for dietary supplements became effective. The Company may have to comply with these regulations by June 2009 or June 2010 depending upon the size of our manufacturers. The rules are currently in place, and larger companies have already been required to comply. The Company believes its policies and procedures already comply with the existing rules even before we are required to be in compliance. This new regulation requires us to establish written procedures for personnel, manufacturing cleanliness, labeling and packaging, testing and distribution. A systematic testing procedure is also required to be followed. This law pertains to manufacturers and holders of dietary supplements, not to suppliers only of ingredients.  We feel that we are already in compliance with all of the current proposed regulations, and we believe that our manufacturers are in compliance as well. Under our current procedures, our suppliers render to us the required certification of the products manufactured by them and supplied to us. The Company may incur some additional costs to comply with any future regulations which may be enacted, but we do not anticipate any significance expense to the Company. If any of our manufacturers fail to comply with current or future regulations, we could possibly experience delays in product delivery, and/or we may have to find alternate manufacturers, and such delays could negatively affect our operations.

A new law went into effect on December 22, 2007 that requires the reporting of all serious adverse events occurring within the United States which involve OTC drugs or dietary supplements. We are not aware of any adverse events, and we believe that we are in full compliance with the law.  Foreign jurisdictions may also pass laws that would prohibit the use of certain ingredients in their particular market. If the Company were not able to satisfy the various regulations, then it would have to cease sales of that product in that location.

During the first nine months of 2008, sales of our products in foreign jurisdictions represented approximately 71% of our net revenues.   We are subject to the risks of foreign currency exchange, currency restrictions and payments methods to our foreign distributors. The Company may suffer losses as the dollar loses value against foreign currencies. Essentially, all of our products are manufactured and purchased in the United States and shipped to foreign locations for distribution or directly to distributors in foreign countries.

Our products are subject to the import and Customs regulations of the foreign jurisdictions in which we do business.  If certain foreign agencies changed import regulations and did not allow our product to enter the country, we could suffer significant financial losses by losing our distributors and sales in the country.

The payment of earned commissions and incentives to our foreign distributors is subject to various banking and disbursement regulations of the foreign jurisdictions. If we are unable to find suitable payment arrangements for our distributors, we could suffer an eroding distributor base in foreign countries. The Patriot Act limits the alternatives and the ability of sending mass payments from the United States to individuals and businesses in foreign lands. The Company to date does not have a bank account, warehouse or storefront in the various foreign countries in which we have distributors. The lack of a local presence places a greater challenge in making timely payments to our independent representatives. The Company has utilized several methods of payment and currently utilizes a payment card option that is in compliance with all existing U.S. and foreign banking and currency regulations.
See the Risk Factors section of this prospectus for a discussion relevant government regulation and the legal uncertainties related to our business activities.

EMPLOYEES

As of  June 5 , 2009, the Company had 22 employees, all of whom were full-time employees.

PROPERTY

As of March 31, 2009 , the principal property assets of the Company consisted of product inventory, furniture, fixtures and computer and network equipment owned by its wholly-owned subsidiaries Innerlight Inc. and InnerLight Worldwide, Inc.

During the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007, the Company had two equipment leases in effect.  The Company leases a 24,750 square foot headquarters and warehouse facility in Provo, Utah.    As of March 31, 2009, the future minimum non-cancelable lease payments under leases are  $57,793, $7,263 and $309 for the years ended December 31, 2009, 2010 and 2011, respectively.

LEGAL PROCEEDINGS

At the present time, the Company is not involved in any legal proceedings, nor is the Company aware of any potential claims, either asserted or unasserted.  Prior to our acquisition of InnerLight, Inc., our predecessor company, the former owner of InnerLight, Inc. had commenced a legal action against Robert O. Young.  [DARIUS INTERNATIONAL INC., ET AL. VS. ROBERT O. YOUNG ET AL. (U.S.DISTRICT COURT – EASTERN DISTRICT, PA Case No. 05-cv-6184)]

In this action, Darius sought injunctive relief and monetary damages against two individuals for violation of a non-competition agreement between a wholly owned subsidiary of Darius, Innerlight Inc., and the defendants, each of whom were also under agreement to serve as consultants to the Company.

On April 20, 2006, the Court entered an Order enjoining defendants from competing against Darius.  Thereafter, the parties engaged in pre-trial discovery.

A trial on the merits of the case was held before the Court, without a jury, during November 2006.  Following the presentation of evidence, Darius renewed its claim for a permanent injunction and monetary damages against the defendants.

Following our acquisition of InnerLight, Inc. in February, 2008, on April 23, 2008, the Court made a decision and ordered damages be paid by Young to Darius Marketing/InnerLight Inc. for Contractual Damages and Lanham Act Damages. In May 2008, Dr. Young filed a motion for appeal and both parties entered into mediation. On November 6, 2008, both parties reached and executed a private mutual Settlement Agreement and agreed to drop all motions in front of the Court. On November 13, 2008 the Court ordered the case Dismissed with Prejudice.

As a result of this Settlement Agreement, Dr. Young has ratified his January, 2001Consulting Agreement with the Company and is continuing to assist the Company in its worldwide marketing program.  Pursuant to this settlement, the Company paid $142,000 in commissions to Dr. Young.  This sum had previously been accounted for and held in escrow by the Company pending a resolution of the legal action.  The January, 2001 Consulting Agreement and Non-Competition Agreement were re-instituted and affirmed, and all pending legal proceedings were discontinued with prejudice.

MANAGEMENT'S DISCUSSION AND ANAYLSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related Notes thereto, which are included in this prospectus.

OVERVIEW

We provide nutritional supplements and personal care items, which are sold to a network of independent business consultants or direct sales agents (“DSA”). We are included in the direct sales, network marketing or multi-level marketing industry. Sales of our products are dependent upon the activity of the DSA in purchasing the products and in recruiting new DSAs. We provide an incentive to the DSA in the form of a commission or bonus based upon the level of purchases and recruiting that have occurred during the month. We do not "hire" any DSAs, as they are all independent contractors and not employees who work under our control.  Therefore, we are not always aware if the DSA has ceased working the business, stops ordering products or has joined another company. The DSA is not required to resign. We are always impacted by the fluctuations in the DSA membership base.

Domestic sales have trended downward for the last three years due to fewer orders from DSAs located in the United States probably resulting from an eroding distributor base and declining rates of product consumption. We are concerned with this trend which negatively affects our results of operations and cash flow. However, the Company’s international net revenues for the three months ended March 31, 2009 were approximately 62%, and for the twelve months ended December 31, 2008 were approximately 71% of total revenues. Net international revenues for the years ended December 31, 2007 and 2006 were 38% and 25%, respectively. The increase in international sales is a positive factor in our operations.

International revenues are principally generated from countries in the European Union (“EU”). We distribute our products to our DSAs in the EU and surrounding non-EU countries from a third-party warehouse located in the Netherlands. Enabling the shipment of products from a more central point to our international distributors has been a factor in the increase of sales. If sales volumes in other regions increase and would benefit from having a more central point of distribution, then the Company would consider implementing similar arrangements.

The increase in international sales also presents challenges of dealing with various regulations in foreign countries. The Company does not own any facilities in these countries, nor does it have any employees. Our third-party representatives have the responsibility for compliance, but the Company does have to deal with foreign currency exchange fluctuations, changes in foreign requirements and the added costs of the third-party representatives.

The Company has not been immune from the effects of the global economic downturn. It is a common perception that consumers are cutting back on purchases. We feel that this has been a factor in lower domestic sales and probably has affected international sales. As the currencies fluctuate against each other, we see that if the U.S. Dollar gains in value against a foreign currency, then our products become more expensive to the DSA.

All businesses are concerned with revenues and cash flow. We are no different. We do not have a complex business model. We sell our products to DSAs, who in turn, are compensated to recruit more DSAs and to sell more products. The Company must successfully encourage the DSAs to increase their interest and activity. The Company has to successfully find more DSAs in whatever locations. Regardless of the challenges faced by foreign countries, the domestic and global economic troubles and the ever changing compliance requirements, if we are not successful in maintaining and expanding our DSA base, then we will not be successful in realizing our goals.

We are confident that we can continue to meet the challenges that face us and to continue our successful business operations.

RESULTS OF OPERATIONS

The following sets forth, for the periods indicated, our results of operations expressed as U.S. dollar amounts, and, for certain line items, the changes between the specified periods expressed as percent increases or decreases. The comparative period results represent periods in which the operating subsidiary of our Company was owned by The Quigley Corporation, prior to our acquisition of the operating subsidiary on February 21, 2008.

Comparison of the three months ended March 31, 2009 and 2008

Revenues. Net revenues for the three months ended March 31, 2009 were $2,592,000 compared to $3,315,000 for the same period of 2008. The 2008 quarter includes January and February revenues of $2,189,000 that were earned by the predecessor company, Innerlight, Inc. Domestic and Canada sales decreased by $(646,000) and $(23,000), respectively. International sales also decreased by $(56,000) from the prior period. The economic downturn could probably be a factor for the lower sales volume. The percentage of international sales for the three months ended March 31, 2009 was approximately 62% compared to approximately 52% for the three months ended March 31, 2008.

Cost of Goods Sold. Cost of goods sold totaled $1,414,000, or 54.5% of sales compared to $2,005,000, or 60.5% of sales for the corresponding period last year. Product cost of sales decreased by $(174,000) due to the decreased sales volume. Distributor bonuses decreased by $(262,000) from the same period of 2008 due to lower sales, which resulted in lower commissions. Distributor bonuses as a percentage of sales remained at 36.1% for both periods. Freight and shipping supplies expense decreased by $(187,000) due to fewer shipments of orders. Warehouse expenses increased by $34,000 due to the costs of the third-party warehouse in Hungary that was not yet established during the three months ended March 31, 2008.

Selling, General and Administrative. Total selling, general and administrative expenses for the three months ended March 31, 2009 were $922,000 compared to $1,121,000 for the corresponding period of 2008. Legal and professional fees decreased by $(141,000) resulting mainly from the settlement legal disputes. Insurance and other intercompany charges assessed during the two months ended February 29, 2008 decreased by $(99,000) as the Company no longer receives such charges since the acquisition. Consulting costs increased by $47,000 due principally to the royalty agreement with two major investors. General operating, personnel, travel and other expenses netted to a variance of $(6,000).

Interest and other income. Interest income was lower by $(9,000) due to lower rates and lower cash balances. Interest expense was higher by $6,000 due to the loan payable entered into in the second quarter of 2008. The Company incurred a loss from theft during an international trip in the amount of $(18,000) in 2009, compared to a write off of $60,000 of prepaid insurance premiums in 2008.

Comparison of the years ended December 31, 2008 and 2007

Revenues. We generated revenues of $16,745,000 during the twelve months ended December 31, 2008 compared to revenues of $11,160,000 for the prior year period, an increase of 50.0%. The revenues for the twelve months ended December 31, 2008 include the revenues for the two months ended February 28, 2008 of $2,189,000 that were earned by the predecessor company, Innerlight, Inc. compared to revenues for the two months ended February 28, 2007 of $1,889,000. The increase in revenues primarily happened under Innerlight Holdings, Inc. due to the success of the Company’s programs in the European Union (“EU”) and in surrounding countries. The percentage of international sales for the twelve months ended December 31, 2008 was approximately 71% compared to 37.8% for the twelve months ended December 31, 2007.

Cost of Goods Sold. For the twelve months ended December 31, 2008, cost of goods sold was $8,937,000 compared to cost of goods sold of $7,117,000 for the same period last year. Cost of goods sold represents the cost of materials, labor, freight and independent business consultants’ bonuses. We have experienced a decrease in the percentage of product cost of sales from 11.3% to 7.6% due to larger orders and a higher gross margin in the foreign markets because of price adjustments made for shipping, duties and distribution costs. Freight and shipping supplies have increased due to increased volume, especially in the EU.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the twelve months ended December 31, 2008 were $5,169,000 as compared to $4,583,000 for the twelve months ended December 31, 2007. The 2007 amount does not include $197,000 of expense incurred in the Asian warehouses which are included in the “Loss from discontinued operations”. Marketing expenses increased by $121,000 due to efforts to expand the European market. Related travel costs increased by $40,000. Consulting expenses increased $340,000 due to the royalty agreement with two major investors and to the increased revenue resulting in increased royalty payments under the existing agreement.  General operating and administrative expenses increased by $143,000 due principally to an increase in the credit card processing fees due to increased sales volumes. The Company’s general liability insurance premiums decreased as a result of obtaining its own policies compared to the premiums assessed by the former parent company, which combined with other variances net to a decrease of $(255,000).

Interest and Other Income. Interest and other income decreased by $(118,000) to $28,000 for the twelve months ended December 31, 2008 from $146,000 for the corresponding period of 2007. Costs incurred in closing the Asian facilities in 2007 included in the “Loss from discontinued operations” were $60,000. Interest expense incurred in 2008 was $(32,000) compared to no loan interest expense in 2007. Interest income decreased by $(11,000) from the prior year because of lower rates. An accrued liability recorded in 2006 was adjusted in 2007, which resulted in a decrease in other expenses in 2008 of $(75,000).

Comparison of the Fiscal Year Ended December 31, 2006 with Fiscal Year Ended December 31, 2007

Revenues.  We generated revenues of $11,160,000 during the year ended December 31, 2007, as compared to revenues of $15,073,000 during the year ended December 31, 2006, a decrease of 26.0%.  The decrease in revenue during this period was primarily due to diminishing domestic independent business consultants, which has been affected in part, by legal issues concerning the founder resulting in numerous terminations including several national directors. Our independent business consultants have changed companies, ceased working the business and/or reduced their volume of activity of the Company’s products due to the highly competitive nature of the industry and other personal reasons.

Cost of Goods Sold.  For the year ended December 31, 2007, cost of goods sold was $7,117,000. This amount represents the cost of materials, labor, freight, independent business consultants’ bonuses and overhead.   Cost of goods sold for the year ended December 31, 2006 was $9,820,000.    We expect that cost of goods sold as a percentage of revenues will continue to decrease as we implement cost reduction initiatives and benefit from increased volume and related economies of scale.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses decreased by $(1,578,000), from $6,161,000 for the year ended December 31, 2006 to $4,583,000 for the year ended December 31, 2007. The primary reasons for the decrease included the reallocation of intercompany management fees assessed by the former parent company, lower travel expenses and a decrease in legal fees from the intense activity incurred in 2006.  We closed offices in Singapore and Taiwan in May and July 2007, respectively, due to lack of business. The Singapore office was opened in March 2006 and the Taiwan office opened in July 2006. Expenses attributable to the Singapore and Taiwan offices were $197,000 and $400,000 for the years ended December 31, 2007 and 2006, respectively. These amounts were included in “Loss from discontinued operations.”

Interest and Other Income.  Interest and other income increased by $116,000. Interest income increased by $35,000, from $30,000 for the year ended December 31, 2006 as compared to $65,000 for the year ended December 31, 2007. The increase was primarily due to higher average cash and cash equivalents and investment balances. In 2007 an adjustment to a prior year accrued liability was recorded resulting in an increase of $81,000.

LIQUIDITY AND CAPITAL RESOURCES

Our consolidated financial statements have been prepared contemplating the realization of assets and the satisfaction of liabilities in the normal course of business. We had cash and cash equivalents of $1,825,000 at March 31, 2009. During the three months ended March 31, 2009, net cash (used in) operations was $(42,000). For the years ended December 31, 2008 and 2007, net cash provided from operations amounted to $455,000 and $1,180,000, respectively. Net income for the three months ended March 31, 2009 was $140,000. Net Income for the twelve months ended December 31, 2008 was $1,509,000 before extraordinary items, compared to a net loss of $(602,000) for the same period of 2007. Accrued taxes increased by $94,000 during the three months ended March 31, 2009 from $649,000 at December 31, 2008. Cash used to purchase fixed assets was $(4,000) during the first quarter of 2009 and $(81,000) for the year ended December 31, 2008, compared to cash provided of $8,000 in 2007 due to the loss on disposal of assets. Financing activities for the year ended December 31, 2007 used cash of $(1,700,000) to pay a dividend to the parent company of Innerlight, Inc. We received net loan proceeds of $500,000 from the President of the Company, as disclosed in “Certain Relationships and Related Party Transactions”. The loan payable balance as of March 31, 2009 was $500,000. Cash provided from operations was not materially affected by the fluctuations in inventory, prepaid or accounts payable balances. Some fluctuations may occur in the accrual for income taxes, but this effect is short-term and levels out within three months when the quarterly tax installment is paid. The reported changes in cash and cash equivalents and investments for the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006 are summarized below.

Cash and Cash Equivalents.  Cash and cash equivalents decreased by $(46,000) during the three months ended March 31, 2009 due mainly to lower sales volumes and the timing of increased inventory purchases. Cash and cash equivalents increased by $920,000, from $952,000 at December 31, 2007 to $1,871,000  at December 31, 2008 mainly due to retaining cash versus paying dividends to the parent company.  Cash and cash equivalents were $1,466,000 and $952,000 at December 31, 2006 and 2007, respectively, resulting in a decrease of $(514,000).

Our future capital requirements will depend on many factors, including our sales growth, market acceptance of our existing and future products, the amount and timing of our research and development expenditures, the timing of our introduction of new products, the expansion of our sales and marketing efforts and working capital needs. We expect our long-term liquidity needs to consist primarily of working capital and capital expenditure requirements. We believe that our existing cash and cash equivalents, combined with our existing capital resources, and the proceeds from this offering will be sufficient to meet our capital and operating needs for the foreseeable future.

CRITICAL ACCOUNTING POLICIES

The following critical accounting policies and estimates should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto. Management considers the most critical accounting policy is revenue recognition.

Revenue. We recognize revenue when products are shipped. We deem that title and risk of loss passes to the customer, independent business consultant. The independent consultant may return the product within 60 days if it is unopened and unused subject to a10% restocking fee. Revenues are recorded net of returns. Returns are less than 1% for the three months ended March 31, 2009 and the years ended December 31 , 2008 and 2007. We receive payment before shipment is allowed.

Related Party Transactions

For a description of our related party transactions, see the discussion under the heading “Certain Relationships and Related Party Transactions”.

Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Recent Accounting Pronouncements

In July 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting treatment (recognition and measurement) for an income tax position taken in a tax return and recognized in a company’s financial statement. The new standard also contains guidance on “de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.” The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.

We adopted the provisions of FIN 48 on July 1, 2007. Previously, we had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied FIN 48 to all tax positions for which the statute of limitations remained open. We did not record any adjustment to the liability for unrecognized income tax benefits or accumulated deficit for the cumulative effect of the adoption of FIN 48.

In addition, the amount of unrecognized tax benefits as of December 31, 2007 was zero. There have been no material changes in unrecognized tax benefits since December 31, 2007, and we do not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. We did not have an accrual for the payment of interest and penalties related to unrecognized tax benefits as of December 31, 2007.

We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop these assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement but believe that the adoption of SFAS No. 157 will not have a material impact on our financial position or consolidated results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. We are currently evaluating the impact of this statement but believe that the adoption of SFAS No. 159 will not have a material impact on our financial position or consolidated results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The revised standards continue the movement toward the greater use of fair values in financial reporting. SFAS No. 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods, including the accounting for contingent consideration. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008, with SFAS No. 141(R) to be applied prospectively while SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. Early adoption is prohibited for both standards. We are currently evaluating the impact of these statements but expect that the adoption of SFAS No. 141(R) will have a material impact on how we will identify, negotiate and value any future acquisitions and a material impact on how an acquisition will affect our consolidated financial statements, and that SFAS No. 160 will not have a material impact on our financial position or consolidated results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133. The revised statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. We are currently evaluating the impact of this statement, but do not expect it will have a material impact on our financial position or consolidated results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The Company will be subject to this statement, but doesn’t expect the impact to change its current practice and financial presentation. The FASB also issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts – an interpretation of SFAS No. 60. We are not an insurance enterprise and do not believe that this statement will have a material impact on our financial position or consolidated results of operations.

Inflation

We do not believe that inflation has had a material impact on our business and operating results during the periods presented.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

(a) Security Ownership of Management - the number and percentage of shares of common stock of the Company owned of record and beneficially, by each officer and director of the Company and by all officers and directors of the Company as a group, and all shareholders known to the Company to beneficially own 5% or more of the issued and outstanding Shares of the Company, is as follows as of June 5 , 2009.  Unless otherwise shown, the address for each Shareholder is 867 East 2260 South, Provo, UT 84606:

Name and Address of Owner	Position	Amount and Nature of Beneficial Ownership (2)		Percent of Class Prior to Offering

Kevin Brogan (1)(2)(3)	President & Director	3,442,000	Owner	32.5	% (2)

Heber Maughan (1)	CFO, Sec. & Director	160,000	Owner	1.4%

Chilesha Holdings, Inc. (3) 145 Blackburn Rd. Durban North, South Africa	Shareholder	2,718,000	Owner	25.6	% (2)

Gary Quigley (2)(3) 332 Pine Run Road Doylestown, PA 18901	Shareholder	2,718,000	Owner	25.6	% (2)

TOTAL OFFICERS AND DIRECTORS (2 Persons)		3,602,000		33.9	% (2)

(1)  Officer and Director

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company either owned directly or deemed to be beneficially owned by them.  The percentage for each beneficial owner listed above is based on 10,600,000 shares outstanding on June 5 , 2009, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after June 5 , 2009, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) The “control person” of Chilesha Holdings, Inc. is Joseph Currivan, President.

Change in Control

The Company is not aware of any arrangements including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kevin Brogan, the President of the Company, previously owned a majority equity interest in two entities, Innerlight Global Inc. and KP Brogan Enterprises Inc. which had DSA agreements with InnerLight, Inc., the Company’s predecessor.  Following our acquisition of InnerLight, Inc., in March, 2008, the Company terminated all of the DSA Agreements which had been entered into by InnerLight, Inc., and all DSA’s were required to enter into new DSA Agreements with the Company.  These two entities did not enter into DSA Agreements with the Company and have had no business or financial transactions or relationships with the Company since its inception, and received no compensation during the calendar year ended December 31, 2008 .  The entities are no longer in existence, and Mr. Brogan received no financial compensation from either of the entities, or any financial compensation upon the termination of the entities.  Neither Mr. Brogan nor the two entities received any compensation or financial benefit from the Company, the Company’s predecessor, or any other party as a result of the termination of the DSA Agreements.

In exchange for international product marketing services and services to increase the number of DSAs in foreign markets following  the acquisition of Innerlight, Inc., the Company granted to two Investors and shareholders, Chilesha Holdings Ltd. and Scandasystems Ltd.,, a ten-year Royalty Agreement.   This Agreement commenced as of April 1, 2008, and shall continue for a period of ten (10) years to March 31, 2018 and thereafter from year to year as mutually agreed upon.   Mr. Joseph Currivan, the principal of Chilesha Holdings Ltd. (Durban, South Africa), and Mr. Gary Quigley, the principal of Scandasystems, Ltd. (London, UK) During the compensation period, these Investors may act as directors, officers, independent contractors or employees of any other non-competing entity when such activity does not materially affect the performance of Investors' duties under this Agreement.  Both of these Investors are affiliates of the Company by reason of their beneficial ownership of our Common Stock.

 Following our acquisition of InnerLight, Inc. in February, 2008, these parties were instrumental in the establishment of our European distribution facilities in Hungary and Norway and our marketing efforts to increase the numbers of our DSA’s in Europe.   During the three months ended March 31, 2009, a total of $68,000 in royalties was paid pursuant to this agreement. In the year ended December 31, 2008, a total of $329,000 in royalties was paid pursuant to this Agreement. The Company accrued $24,000 payable to Investors at March 31, 2009 .

The principal terms of the Royalty Agreement are as follows:

Compensation. Company shall pay Investors additional compensation based on Commissionable Volume which is defined as Gross sales minus returns, shipping, handling, and taxes for a period of ten (10) years. The compensation will be for 3.5% of Commissionable Volume up to $20,000,000, 4% of Commissionable Volume from $20,000,000-$25,000,000, 5% of Commissionable Volume from $25,000,000- $30,000,000, and 6% of Commissionable Volume over $30,000,000.  “Commissionable Volume ” is defined as the volume assigned to a product in which commissions are paid. Commissionable Volume is most commonly (and specifically in this case) defined as Gross Sales minus all returns, shipping costs, handling fees, and taxes

Reimbursement of Expenses. Company shall reimburse Investors for all reasonable travel and other expenses incurred by Investors and approved by the Company in performance of its services or obligations under this Agreement.

Benefits. In addition to the incentive payment, the Company shall provide a single health insurance policy for Gary Quigley, the principal of ScandaSystems Ltd. equivalent to the health insurance provided to the Company’s executives.

Termination and Extension. This Agreement may not be terminated during its term by the Company for any reason other than a material breach by the Investors of the terms of this Agreement. Upon its expiration, this Agreement shall be automatically renewed for additional one-year periods unless Company shall provide Investors with written Notice of Intent not to renew this Agreement not less than three (3) months prior to the expiration of the initial term or any extension term thereof.

Severance. The Company shall have the option to purchase the remaining value of this Agreement by paying Investors two (2) years incentive payments. This right shall not accrue until April 1, 2010.

Non-Competition. Investors shall not, at any time during the term of this Agreement or any extension thereof, or with one year of the expiration thereof, directly or indirectly engage in the business of developing or marketing products similar to the Company's products.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information concerning each of the directors and executive officers of the Company as of June 5 , 2009:

Name	Age	Position	With Company Since
Kevin Brogan	44	President, CEO	2005 (1)
Heber Maughan	57	Sec., Director and C.F.O.	2006 (1)

(1)  From 2005 to 2008 with InnerLight, Inc., the predecessor company which was acquired in February, 2008.

Our directors will serve until the next meeting of shareholders, and will serve until their successors are duly elected and qualified, or until the earlier of his death, resignation or removal from office. The board of directors has no nominating, auditing, or compensation committees.

BOARD OF DIRECTORS

Kevin P. Brogan – Chairman, Chief Executive Officer & President

Kevin P. Brogan currently serves as the CEO & President of the Company, as well as Chairman of the Board of Directors. Mr. Brogan initially became involved in 2000 with InnerLight Inc. (the predecessor company acquired by the Company in February 2008) as its Master Distributor. He served as the company’s Master Distributor until 2005 when he became Executive Vice President of International Expansion and Development. At this post Mr. Brogan set up systems, offices, warehouses and service facilities giving InnerLight an official international presence and also developed sales in over two dozen countries spanning three continents around the globe. In 2006, Mr. Brogan became President of InnerLight Inc. overseeing their world-wide operations from their headquarters in Utah. Kevin's two decades of experience as a full-time, hands-on, highly successful distributor and corporate executive in network marketing provides a unique perspective on how to build a successful company. An entrepreneur from an early age, Mr. Brogan started his working career in the restaurant industry both in management as a top trainer.

Heber C. Maughan – Chief Financial Officer and Director

Heber C. Maughan has served in executive management positions of Chief Executive and Financial Officers, General Manager and Controller for both private and publicly held companies. Mr. Maughan joined Innerlight Inc. in February 2006 as Controller. He has overseen the financial and reporting functions since that time. Prior to joining Innerlight Inc., Mr. Maughan served as Chief Financial Officer for a venture-backed, high technology company, Star Bridge Systems, Inc., which developed software and hardware solutions from April 2003 to August 2005. He served as Chief Executive and Financial Officer for Paradigm Medical Industries, Inc., a publicly traded company on the NASDAQ exchange, which manufactured, sold and serviced medical devices principally for eye care from October 2001 to March 2003. He was the Controller for Peterbilt of Utah, General Manager of the trailer division from 1997 to 2001 and Vice President – Finance of First Health Strategies, Inc., a national third party administrator for health claims from 1989 to 1997. Mr. Maughan joined the firm of Arthur Young & Company after receiving his Masters of Accountancy form Brigham Young University and his Bachelors of Science in Accounting from Oklahoma State University. Mr. Maughan, CPA, is a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

Family Relationships

There are no family relationships among the Company’s directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, or control persons, or any proposed director or executive officer, has been involved in any of the following events during the past five years:

1.
any bankruptcy petition filed by or against any business or property of such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offences;

3.
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Code of Ethics

We have adopted a Code of Ethics (the “Code”) that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer, respectively.   A written copy of the Code is available on written request to the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its executive officers, referred to as our named executive officers, and employees with compensation of $100,000 or more.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		$	$	$	$	$	$	$	$
	(a)

Kevin Brogan, President	2008	263,783	300,000						563,783
	2007	213,404							213,404
	2006	153,579							153,579

Heber Maughan, CFO	2008	134,293	150,000						284,293
	2007	124,614							124,614
	2006	101,903							101,903

Stephanie McAnly	2008	95,094	52,000						147,094
	2007	144,528							144,528
	2006	347,767							347,767

Wesley Tate	2008	-							-
	2007	201,000							201,000
	2006	209,133							209,133

Kathy Christiansen	2008	77,114	42,100						119,214

Charles Jones	2008	116,611	57,500						174,111
	2007	114,453							114,453
	2006	106,185							106,185

(a)	During the years ended December 31, 2007 and 2006, compensation was paid by InnerLight Inc., a predecessor company which was acquired by the Company in February 2008.

Outstanding Equity Awards at Fiscal Year End

Since its inception in February, 2008, the Company has not issued any equity awards. Subsequently, the InnerLight Holdings 2008 Equity Compensation Plan (“Plan”) for the management and employees was adopted by the Board of Directors of the Company on March 13, 2008. The Plan reserves 3,000,000 shares of our common stock for issuance pursuant to options, grants of stock or other stock-based awards.  As of  June 5 , 2009, no shares of common stock or grants have been issued to officers, directors or employees of the Company.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings.  Our operating subsidiary, which we acquired in February, 2008, did not pay director’s fees or other cash compensation for services rendered to our directors in the year ended December 31, 2007.

We have no other formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive options in the future to purchase common shares as awarded by our Board of Directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Employment Agreements

The following are summaries of the employment agreements with the Company’s executive officers that became effective on April 1, 2008:

Kevin P. Brogan, our Chief Executive Officer and President, is employed pursuant to a written agreement dated as of April 1, 2008.  The agreement is for term of ten years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Brogan’s compensation pursuant to this agreement is as follows:

 a)  Base Annual Salary.  Employer will pay to Employee during the Period of Employment commencing on the 1st day of April, 2008 a base annual salary of $300,000.00 payable in substantially equal bi-weekly installments during each calendar year, or portion thereof, of the Period of Employment. It is agreed that Employee will receive a minimum 20% increase in base salary every year thereafter during the Period of Employment ending on the 31st day of March, 2018; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board of Directors, increase further such base annual salary taking into account Employee's then responsibilities, increase in the cost of living, increases in compensation of other executives of Employer and its subsidiaries, increases in salaries of executives of other corporations, performance by Employee, and other pertinent factors.

(b)  Bonus.  During the Period of Employment, Employer, in its sole discretion, will ward Employee an annual bonus based on his performance and other factors; provided, however, that Employer will pay Employee a minimum annual bonus in respect of his services for each calendar year of $60,000.00.  If the Period of Employment should terminate other than at the end of a calendar year, Employer will pay Employee as his last bonus a minimum of that portion of $60,000.00 prorated over the number of complete months of service during the last calendar year of service; provided, however, that the minimum bonus for 2008 shall be $60,000.00 regardless of whether the Period of Employment shall terminate during 2008.  While not being legally required to pay any bonus in excess of the minimum bonus, Employer agrees to take into account, in determining the amount of the annual bonus, the factors described in paragraph (a) hereof.  The bonus in respect of any calendar year shall be paid on or before the 15th day of March of the succeeding calendar year.

Mr. Brogan is also entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees, including health insurance, life insurance, and reimbursement of business expenses.   Mr. Brogan   is also entitled to six weeks paid vacation each year.   A copy of his employment agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Heber C. Maughan, our Chief Financial Officer, is employed pursuant to a written agreement dated as of April 1, 2008.  The agreement is for term of five years.  Pursuant to this agreement, Mr. Maughan will receive the following compensation:

(a)  Base Annual Salary.  Employer will pay to Employee during the Period of Employment commencing on the 1st day of April, 2008 a base annual salary of $150,000.00 payable in substantially equal bi-weekly installments during each calendar year, or portion thereof, of the Period of Employment. It is agreed that Employee will receive a minimum 10% increase in base salary every year thereafter during the Period of Employment ending on the 31st day of March, 2013; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board of Directors, increase further such base annual salary taking into account Employee's then responsibilities, increase in the cost of living, performance by Employee, and other pertinent factors.

(b)  Bonus.  During the Period of Employment, Employer, in its sole discretion, will award Employee an annual bonus based on his performance and other factors; provided, however, that Employer will pay Employee a minimum annual bonus in respect of his services for each calendar year of $30,000.00.  If the Period of Employment should terminate other than at the end of a calendar year, Employer will pay Employee as his last bonus a minimum of that portion of $30,000.00 prorated over the number of complete months of service during the last calendar year of service; provided, however, that the minimum bonus for 2008 shall be $30,000.00 regardless of whether the Period of Employment shall terminate during 2008.  While not being legally required to pay any bonus in excess of the minimum bonus, Employer agrees to take into account, in determining the amount of the annual bonus, the factors described in paragraph (a) hereof.  The bonus in respect of any calendar year shall be paid on or before the 15th day of March of the succeeding calendar year.

Mr. Maughan may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.    A copy of his employment agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Indemnification

Under our Certificate of Formation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our securities are not listed on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

There are at present 4,000,000 outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

There are currently 10,600,000 shares of common stock outstanding, all of which are restricted securities that may be sold under Rule 144 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act. We have not agreed to register these shares. Under Rule 144, the shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three-month period and the sales must be sold in a brokers' transaction or in a transaction directly with a market maker.

Dividends are declared at the sole discretion of our board of directors.

DESCRIPTION OF SECURITIES

Common Stock

Our Company is authorized to issue 50,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors. As of May 12, 2009, there were 10,600,000 shares of common stock outstanding held by 18 shareholders of record.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in Our Company. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of Our Company.

Upon any liquidation, dissolution or winding-up of our Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

Our Company is authorized to issue 1,000,000 shares of Preferred Stock, which may be designated by the Board of Directors in such classes and with such rights, privileges and preferences as may be determined by the Board.  As of May 12, 2009, no shares of Preferred Stock have been designated or issued.

No Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock offered, present stockholders will own approximately 91% of our outstanding shares.

Dividend Policy

The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors.

Transfer Agent

We have appointed Continental Stock Transfer and Trust Company, New York, NY, as our transfer agent and registrar.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements for the periods ending December 31, 2006 and December 31, 2007 for InnerLight, Inc. (our predecessor company) and for the inception period of February 21, 2008 to December 31, 2008 for InnerLight Holdings, Inc., , included in this prospectus, have been audited by Walden Certified Public Accountants P.A., as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

Our financial statements for the three months ended March 31, 2009 for InnerLight Holdings, Inc. included in this prospectus, have not been audited by Walden Certified Public Accountants, P.A.

LEGAL MATTERS

William J. Reilly, Esq., has acted as our legal counsel in providing an opinion for this filing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the information and reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.

UNAUDITED STATEMENTS OF POSITION, OPERATIONS, STOCKHOLDERS’ EQUITY AND CASH FLOW and NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2009

INNERLIGHT HOLDINGS, INC.
ISSUER
CONSOLIDATED BALANCE SHEET
UNAUDITED
MARCH 31,
2009

CURRENT ASSETS:
Cash and cash equivalents	$1,825,442
Accounts receivable, net	26,960
Inventory	2,108,779
Prepaid expenses and other assets	277,009
TOTAL CURRENT ASSETS	4,238,190

PROPERTY, PLANT AND EQUIPMENT - Less depreciation	79,304

TOTAL ASSETS	$4,317,494

CURRENT LIABILITIES
Accounts payable	$139,164
Accrued royalties and sales commissions	518,086
Accrued advertising	10,002
Loan Payable	500,000
Accrued income taxes	742,200
Other current liabilities	619,215
TOTAL CURRENT LIABILITIES	2,528,667
COMMITMENTS AND CONTINGENCIES	-
MINORITY INTEREST IN CONSOLIDATED AFFILIATES	-
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; 1,000,000 shares authorized;	-
no shares issued at March 31, 2009
Common stock, par value $.001; 50,000,000 shares authorized;	10,600
10,600,000 shares issued and outstanding at March 31, 2008
Additional paid-in-capital	(10,600)
Retained earnings	1,788,827
Less: Dividend Paid
TOTAL STOCKHOLDERS' EQUITY	1,788,827

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,317,494

See the Notes to Consolidated Financial Statements

INNERLIGHT HOLDINGS, INC.
ISSUER
CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED

For the Three Months ended March 31, 2009

Net Sales	$2,592,524

Cost of Sales	1,413,616

GROSS PROFIT	1,177,908

OPERATING EXPENSES:
Sales & Marketing	107,749
Administration	813,815

Total Operating Expenses	921,564

Income (Loss) from Operations	256,343

Interest, Net & Other Income	(22,157)

Income Taxes	(93,500)

Net Income	$140,686

Earnings per common share
Basic	$0.13
Diluted	$0.11

See the Notes to Consolidated Financial Statements

INNERLIGHT HOLDINGS INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED
MARCH 31, 2009
UNAUDITED

	Common Stock			Additional	Retained
	Amount	Shares	Par Value	Paid in Capital	Earnings	Total

Balance at December 31, 2008	$10,600	10,600,000	$0.001	$(10,600)	$1,648,141	$1,648,141

Net Income					140,686	140,686

Balance at March 31, 2009	$10,600	10,600,000	$0.001	$(10,600)	$1,788,827	$1,788,827

See the Notes to Consolidated Financial Statements

INNERLIGHT HOLDINGS, INC.
ISSUER
CONSOLIDATED STATEMENT OF CASH FLOW
UNAUDITED

FOR THE THREE
MONTHS ENDED
MARCH 31, 2009
OPERATING ACTIVITIES:
Net income (loss)	$140,686
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation expense	9,242
Loss on disposal of fixed assets	943
Accounts Receivable	(52,270)
Prepaid Deposits	4,167
Inventory Asset	(226,978)
Accounts Payable	(108,912)
Accrued Royalty and Sales Commissions	62,532
Accrued income taxes	93,500
Accrued Expenses General	34,826

Total adjustments	(182,950)

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(42,264)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of fixed assets	(3,705)
Loss on disposal
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(3,705)
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from the issuance of loan payable	-
Principal payments on loan	-
NET CASH FLOWS FROM FINANCING ACTIVITIES	-
Effect of exchange rate changes on cash and cash equivalents	-
NET INCREASE (DECREASE) IN CASH	(45,969)
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,871,411
CASH & CASH EQUIVALENTS, END OF PERIOD	$1,825,442

See the Notes to Consolidated Financial Statements

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$-
Income taxes	-

Disclosure of accounting policy:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

See the Notes to Consolidated Financial Statements

INNERLIGHT HOLDINGS, INC. (ISSUER)
Notes to the Consolidated Financial Statements
For the three Months ended March 31, 2009
UNAUDITED

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS AND BASIS OF PRESENTATION
InnerLight Holdings, Inc. and its wholly owned subsidiaries (The “Company”) is a provider of health and dietary supplements and personal care products by means of a network of independent business consultants (“IBC”), preferred and retail customers. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

CONSOLIDATION
The accompanying consolidated financial statements included the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

FINANCIAL STATEMENT PREPARATION
The preparation of the consolidated financial statements is conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results may differ from those estimates. The quarterly information for the three months ended March 31, 2009 is unaudited.

REVENUE RECOGNITION
Revenue is recognized when products are shipped, which is when title and risk of loss is deemed to occur and passes to the IBCs and customers. The Company requires cash or credit card payment at the point of sale. The Company has deemed that no allowance for doubtful accounts is necessary. Amounts received before shipment and title of passage to IBCs are recorded as deferred revenue and included in other current liabilities. A reserve for product returns is accrued based upon historical experience totaling $61,000 as of March 31, 2009.

The Company accepts returns of purchased product within 60 days, if the product is unopened, unused and in salable condition. Upon receipt of the product under the required conditions, the Company will refund the purchase price less shipping and a 10% re-stocking fee.

INCOME TAXES
The Company accounts for income taxes using the asset and liability method as prescribed by SFAS No. 109 “Accounting for Income Taxes.” This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference between financial statement assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates liabilities is recognized in income in the period that includes the enactment date. Deferred tax expense of benefit is the result of changes in deferred tax assets and liabilities. The Company evaluates the probability of realizing the future benefits of its deferred tax assets and provides a valuation allowance when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized.

CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with an original maturity of three months of less to be cash equivalents.

INVENTORIES
The Company values inventory at the lower of cost or market, using the first-in, first-out method. The Company regularly reviews inventory quantities on hand and records a provision for excess or obsolete inventory based primarily on historical demand, the best use dates and new product designs.

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost and depreciated using the straight-line method from 3 – 7 years for personal tangible assets, and the shorter of estimated useful life or the lease term for leasehold improvements. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

SHIPPING AND COMMISSIONS
Shipping and handling costs are included in cost of sales for all periods presented. The commissions paid to the Company’s and the predecessor’s independent distributors are included in cost of goods sold for all periods presented.

EARNINGS PER SHARE
Basic earnings per share (“EPS”) are based on the weighted-average number of common shares that were outstanding during each period. Diluted EPS are based on shares that were outstanding and potentially dilutive. Potential common shares included in the diluted EPS were the 4,000,000 Class A and Class B warrants.

WARRANTS
The Company has issued two classes of warrants to purchase common shares. There are 2,000,000 Class A Warrants, which enables the holder to purchase common shares at $.25 per share. Class B Warrants give the shareholders the right to purchase an additional 2,000,000 common shares for $.50 per share. Warrants are exercised or settled in cash for shares of common stock.  The holders of the warrants also have the right to pay the exercise price for the shares of common stock by the surrender to the Company of any exercisable but unexercised portion on their warrants equal to the exercise price multiplied by the number of shares of common stock being purchased (“the cashless exercise right”). The Company could receive up to $1,500,000 in additional capital if all 4,000,000 warrants were exercised for cash. There would be no effect on the results of operations.. The warrants have been classified as equity.

The Company is attempting to register two additional classes of warrants, Class C and Class D. The Class C Warrants would enable the shareholder to purchase additional registered common shares in cash for $2.00 per share. The Class D Warrants would allow the shareholder to purchase additional registered common shares for $4.00 per share. The Company would receive additional capital upon exercise of these warrants. There would be no effect on the results of operations.

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are charged to expense as incurred.

TRANSLATION OF FOREIGN CURRENCIES
The Company currently does not have any foreign subsidiaries resulting in no foreign currency translation effects to be accumulated as a component of other comprehensive income. All sales prices of products are stated in U.S. dollars and sales proceeds are collected in U.S dollars.

RECENT ACCOUNTING PRONOUCEMENTS
In September 2006, the FASB issued SFAS no. 157 “Fair Value Measurements”, which provides guidance for measuring assets and liabilities at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an amendment for ARB No. 41. SFAS No. 141(R) will change how business acquisitions are accounted for and SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Both statements are effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for the Company. The adoption of SFAS 141(R) and SFAS No. 160 are not expected to have a material impact on the Company’s consolidated financial statements.

2..        BUSINESS COMBINATIONS – INNERLIGHT HOLDINGS, INC.

The Company acquired 100% of the stock of InnerLight, Inc. as of February 29, 2008 for $1,000,000 in cash. The Company purchased InnerLight, Inc. from its shareholder, The Quigley Corporation, a publicly traded company on the NASDAQ exchange. The operations of InnerLight, Inc. and the Company are basically unchanged. The acquisition separates InnerLight Inc. from the incongruent operating strategy of its parent into a common operating strategy with the Company.
Supplemental Pro Forma Comparison of the three months ended March 31, 2009 and 2008

The following summarized financial data compares the results of operations for the first quarter of 2009 and 2008 as if the entities were combined as of January 1, 2008. The actual periods of operations for Innerlight Holdings, Inc. are March 2008 and the three months ended March 31, 2009. The results of operations from January 1, 2008 to February 29, 2008 are reported under Innerlight, Inc. The earnings per share calculation assumes the current shares outstanding as of March 31, 2009 and 2008 for Innerlight Holdings, Inc.

	Calendar Three Months ended March 31,
	2009	2008
Net Revenues	$2,592,000	$3,315,000
Net Income	$140,000	$140,000
Earnings per share
Basic	$.01	$.01
Diluted	$.01	$.01

3.         INVENTORIES – INNERLIGHT HOLDINGS, INC.

The inventory of finished products ready for sale as of March 31, 2009 was $2,109,000.

4.         PROPERTY, PLANT AND EQUIPMENT – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years (or the lesser of the term of the lease for leasehold improvements, as appropriate). Property and equipment consist of the following:

INNERLIGHT HOLDINGS, INC,

March 31, 2009

Computer equipment	$201,560
Electronics	69,607
Furniture	41,234
Software	412,006
Leasehold improvements	2,500
726,907
Accumulated Depreciation	(647,603)
Net book value	$79,304

5.         COMMITMENTS AND CONTINGENCIES

Lease commitments
	March 31, 2009
Office and warehouse lease (same building)	$52,000	Termination 7/31/2009	$-
Equipment leases	$6,000	Termination 1/31/2011	$7,572

As of March 31, 2009, the Company entered two employment agreements with its President, CEO and Director and with its CFO, Secretary and Director.

Litigation

From time to time the Company and its predecessor may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company and its predecessor, arising in the normal course of business. The Company and its predecessor believe no such actions would result in liabilities in excess of amounts accrued in the financial statements.

6.         RELATED PARTY TRANSACTIONS

The President of the Company paid $1,000,000 for the acquisition of InnerLight, Inc. from its shareholder, The Quigley Corporation for and in behalf of the Company, InnerLight Holdings, Inc. on February 29, 2008. The Company was to repay the President within 75 days with no interest. The Company paid $1,000,000 in cash to the President on May 7, 2008.

The President and the Company entered into a loan arrangement on May 8, 2008, wherein the President made a loan in the amount of $1,000,000 to InnerLight Worldwide, Inc., a wholly-owned subsidiary of InnerLight Holdings, Inc. The annual interest rate is 5.00%. The term is not to exceed two years and may be paid in installments so long as the balance is paid in full by May 8, 2010. The balance outstanding of the loan payable at March 31, 2009 was $500,000. Accrued interest on the loan payable as of March 31, 2009 was approximately $6,000.

In exchange for international marketing services and services required to complete the acquisition of InnerLight, Inc., the Company granted to two shareholders a ten year royalty agreement, which provides for the payment on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year. Commissionable Volume represents the dollar amount assigned to the sale of each product. For most of the Company’s and its predecessor’s products, the Commissionable Volume equals the sales price. The total Commissionable Volume is the basis for which the IBCs are paid. During the three months ended March 31, 2009, $69,000 was paid under this agreement. At March 31, 2009, $24,000 was accrued.

7.         SEGMENT INFORMATION

The Company operates in a single reportable and operating segment by selling products to a global network of independent business consultants. The business model operates the same for all parts of the world. The Company does not use profitability reports on a regional basis for making business decisions. Performance for a region or market is primarily evaluated based on sales. No single external customer accounted for more than 10% or more of net sales in any of the periods presented herein. The Company can recognize revenue in different geographic regions: International (mostly Europe), Canada, Asia and the United States.

InnerLight Holdings, Inc.
For the three months ended
March 31, 2009

Net sales
International	$1,618,000
Canada	28,000
Asia	7,000
United States	939,000
Total	$2,592,000

Long –lived assets
International	$-
Canada	-
Asia	-
United States	79,000
Total	$79,000

Total assets
International	$788,000
Canada	-
Asia	-
United States	3,529,000
Total	$4,317,000

The following table provides further net sales in international markets:

Net Sales per country
Hungary	$681,000
Norway	433,000
Finland	138,000
United Kingdom	107,000
Germany	44,000
Other (a.)	215,000
Total	$1,618,000

(a)
Consists of other countries with less than 1% of sales during the period. The principal countries included in “Other” are Austria, Belgium, Switzerland, Denmark, France, Greece, Ireland, Italy, Luxemburg, Netherlands, Poland, Portugal, Spain, Sweden, Estonia, Romania and Slovak Republic.

Sales to individual independent distributors located in the individual countries were aggregated and resulted in the net sales by country. No single independent distributor accounted for 10% or more of net sales.  The asset values listed in the International region represent product inventory housed at third-party warehouses located in Europe. A significant concentration of assets exists in the United States due to the centralized structure of the Company’s operations and infrastructure.

8.         OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

InnerLight Holdings, Inc.

March 31, 2009
Royalties payable	$50,000
Accrued other taxes	201,000
Accrued payroll expenses	136,000
Accrued freight charges	25,000
Accrued credit card fees	37,000
Accrued distributor bonuses	73,000
Accrued interest payable	6,000
Accrued legal and professional fees	5,000
Other accruals	86,000

Total other current liabilities	$619,000

9.         LOAN PAYABLE – INNERLIGHT HOLDINGS, INC.

On May 8, 2008 the Company and the President of the Company entered into a loan agreement wherein the President made a loan to InnerLight Worldwide, Inc., a wholly-owned subsidiary of InnerLight Holdings, Inc. The loan amount is $1,000,000 at an annual interest rate of 5.00%. The term of the note is not to exceed two years and may be paid in installments so long as the balance is paid in full by May 8, 2010. At March 31, 2009 the balance of the loan payable was $500,000. Accrued interest at March 31, 2009 was approximately $6,000.

INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
InnerLight Holdings, Inc.
Provo, UT 84606

I have audited the accompanying consolidated balance sheets of InnerLight Holdings, Inc. for the inception period of February 21, 2008 through December 31, 2008, and the related consolidated statements of operations, stockholders' equity and cash flows for this period. I have also audited the accompanying consolidated balance sheets of InnerLight, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two months ended February 29, 2008 and the years ended December 31, 2007 and 2006.  The consolidated financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (UNITED STATES). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of InnerLight Holdings, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the period from February 21, 2008 to December 31, 2008, and the financial position of InnerLight, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the two months ended February 29, 2008 and the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States.

Walden Certified Public Accountant, P.A.

/s/ "Walden Certified Public Accountant, P.A."
Sunny Isles, Florida 33160
May 1 , 2009

TABLE OF CONTENTS

CONSOLIDATED BALANCE SHEET FOR INNERLIGHT HOLDINGS, INC. FOR THE PERIOD ENDED DECEMBER 31, 2008 AND FOR INNERLIGHT, INC. FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR INNERLIGHT HOLDINGS, INC. FOR THE PERIOD FROM FEBRUARY 21, 2008 TO DECEMBER 31, 2008 AND FOR INNERLIGHT, INC. FOR THE PERIOD FROM JANUARY 1, 2008 TO FEBRUARY 29, 2008 AND THE YEARS ENDING DECEMBER 31, 2007 AND 2006
F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR INNERLIGHT HOLDINGS, INC. FOR THE PERIOD ENDED DECEMBER 31, 2008 AND FOR INNERLIGHT, INC. FOR THE PERIOD ENDED FEBRUARY 29, 2008 AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR INNERLIGHT HOLDINGS, INC. FOR THE PERIOD FROM FEBRUARY 21, 2008 TO DECEMBER 31, 2008 AND FOR INNERLIGHT, INC. FOR THE PERIOD FROM JANUARY 1, 2008 TO FEBRUARY 29, 2008 AND FOR THE YEARS ENDING DECEBMBER 31, 2007 AND 2006
F-5

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES	F-7

2. DISCONTINUED OPERATIONS	F-9

3. BUSINESS COMBINATIONS	F-9

4. INVENTORIES	F-10

5. PROPERTY, PLANT AND EQUIPMENT	F-10

6. GOODWILL	F-10

7. COMMITMENTS AND CONTINGENCIES	F-10

8. RELATED PARTY TRANSACTIONS	F-11

9. INCOME TAXES	F-11

10. SEGMENT INFORMATION	F-11

11. OTHER CURRENT LIABLILITES	F-12

12. LOAN PAYABLE	F-12

13. SUBSEQUENT EVENTS	F-12

	INNERLIGHT HOLDINGS, INC.	INNERLIGHT, INC.
	ISSUER	PREDECESSOR COMPANY
	CONSOLIDATED BALANCE SHEET	CONSOLIDATED BALANCE SHEET
	AUDITED	AUDITED
	DECEMBER 31,	DECEMBER 31,
	2008	2007	2006

	ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,871,411	$951,737	$1,466,140
Accounts receivable, net	35,690	24,325	39,903
Inventory	1,881,801	676,116	907,691
Advances due from parent	-	-	1,241,608
Prepaid expenses and other assets	220,176	455,412	399,487
TOTAL CURRENT ASSETS	4,009,078	2,107,589	4,054,828

PROPERTY, PLANT AND EQUIPMENT - Less depreciation	85,784	17,673	83,972
OTHER ASSETS:
Goodwill, Net	-	30,763	30,763
TOTAL OTHER ASSETS	-	30,763	30,763
TOTAL ASSETS	$4,094,862	$2,156,024	$4,169,563

	LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$248,076	$82,900	$223,693
Accrued royalties and sales commissions	455,555	221,798	236,148
Accrued advertising	10,002	10,002	10,002
Advances due to parent		188,214
Loan Payable	500,000
Accrued income taxes	648,700
Other current liabilities	584,388	1,528,626	1,271,146
TOTAL CURRENT LIABILITIES	2,446,721	2,031,540	1,740,989
COMMITMENTS AND CONTINGENCIES	-	-	-
MINORITY INTEREST IN CONSOLIDATED AFFILIATES	-	-	-
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; 1,000,000 shares authorized;	-	-	-
no shares issued at December 31, 2008
Common stock, par value $.001; 50,000,000 shares authorized;	10,600
10,600,000 shares issued and outstanding at December 31, 2008
Common stock, par value $.001; 100,000 shares issued		100	100
and outstanding at December 31, 2007 and 2006
Additional paid-in-capital	(10,600)	4,900	4,900
Retained earnings	1,648,141	1,819,484	2,421,552
Less: Dividend Paid		(1,700,000)
Accumulated Comprehensive Income -
Accumulated foreign currency translation - unrealized	-	-	2,022
TOTAL STOCKHOLDERS' EQUITY	1,648,141	124,484	2,428,574

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,094,862	$2,156,024	$4,169,563

See the Notes to Consolidated Financial Statements

	INNERLIGHT HOLDINGS, INC.	INNERLIGHT, INC.
	ISSUER	PREDECESSOR COMPANY
	CONSOLIDATED STATEMENT OF OPERATIONS	CONSOLIDATED STATEMENT OF OPERATIONS
	AUDITED	AUIDTED

	For the Period from February 21, 2008 to December 31, 2008(1)	For the Period from January 1, 2008 to February 29, 2008	For the Years Ending December 31,

			2007	2006

Net Sales	$14,556,539	$2,188,815	$11,160,372	15,072,713

Cost of Sales	7,627,029	1,310,004	7,117,401	9,819,512

GROSS PROFIT	6,929,480	878,811	4,042,971	5,253,200

OPERATING EXPENSES:
Sales & Marketing	666,211	134,660	898,372	1,321,608
Administration	3,755,315	612,782	3,684,599	4,839,853

Total Operating Expenses	4,421,526	747,442	4,582,971	6,161,462

Income (Loss) from Operations	2,507,954	131,369	(540,000)	(908,261)

Interest, Net & Other Income	20,556	7,894	146,114	30,128

Income Taxes	(1,158,700)	-	-	-

Income (Loss) from continuing operations	1,369,810	139,263	(393,886)	(878,134)

Loss from discontinued operations	-	-	(208,182)	(322,558)

Extraordinary gain	278,331	-	-	-

Net Income (Loss)	$1,648,141	$139,263	$(602,068)	$(1,200,692)

Earnings(Loss) per common share
Basic
Continuing operations	$0.13	$1.39	(3.94)	(8.78)
Discontinued operations	-	-	(2.08)	(3.23)
Extraordinary item	0.03	-	-	-
Net earnings (loss)	$0.16	$1.39	$(6.02)	$(12.01)
Diluted
Continuing operations	$0.09	$1.39	$(3.94)	$(8.78)
Discontinued operations	-	-	(2.08)	(3.23)
Extraordinary item	0.02	-	-	-
Net earnings (loss)	$0.11	$1.39	$(6.02)	$(12.01)

(1) There were no material transactions from February 21, 2008 to February 29, 2008. See Note 1.
See the Notes to Consolidated Financial Statements

		INNERLIGHT HOLDINGS, INC.
		ISSUER
	CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
	FROM THE PERIOD FEBRUARY 21, 2008 TO DECEMBER 31, 2008
		AUDITED
							Accumulated Comprehensive Income - Accumulated foreign currency translation - unrealized

	Common Stock			Additional	Retained
	Amount	Shares	Par Value	Paid in Capital	Earnings	Dividends		Total

Balance at February 21, 2008	$-	-	$-	$-	$-	$-	$-	$-

Investment in Innerlight Holdings, Inc.	10,600	10,600,000	0.001	(10,600)	-	-	-	-

Extraordinary gain on acquisition					278,331			278,331

Net Income for the period from February 23, 2008 to December 31, 2008 before extraordinary item
					1,369,810			1,369,810

Balance at December 31, 2008	$10,600	10,600,000	$0.001	$(10,600)	$1,648,141	$-	$-	$1,648,141

		INNERLIGHT, INC.
		PREDECESSOR COMPANY
	CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
	FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
	and FOR THE PERIOD FROM JANUARY 1, 2008 TO FEBRUARY 29, 2008
		AUDITED
							Accumulated Comprehensive Income - Accumulated foreign currency translation - unrealized

	Common Stock			Additional	Retained
	Amount	Shares	Par Value	Paid in Capital	Earnings	Dividends		Total

Balance at December 31, 2005	$100	100,000	$0.001	$4,900	$3,622,248			$3,627,248

Net loss for the year					(1,200,696)			(1,200,696)

Dividends paid								-
								-
Realized foreign currency translation							2,022	2,022

Balance at December 31, 2006	$100	100,000	$0.001	$4,900	$2,421,552	$-	$2,022	$2,428,574

Net loss for the year					(602,068)			(602,068)

Dividends paid						(1,700,000)		(1,700,000)
								-
Realized foreign currency translation							(2,022)	(2,022)

Balance at December 31, 2007	$100	100,000	$0.001	$4,900	$1,819,484	$(1,700,000)	$-	$124,484

Net Income for the period from January 1, 2008 to February 22, 2008
					139,263			139,263

Balance at February 22, 2008	$100	100,000	$0.001	$4,900	$1,958,747	$(1,700,000)	$-	$263,747

See the Notes to Consolidated Financial Statements

	INNERLIGHT HOLDINGS, INC.	INNERLIGHT, INC.
	ISSUER	PREDECESSOR COMPANY
	CONSOLIDATED STATEMENT OF CASH FLOW	CONSOLIDATED STATEMENTS OF CASH FLOW
	AUDITED	AUDITED

	FOR THE PERIOD FROM FEBRUARY 21, 2008 TO DECEMBER 31, 2008	FOR THE PERIOD FROM JANUARY 1, 2008 TO FEBRUARY 29, 2008	FOR THE YEARS ENDED DECEMBER 31,
			2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$1,648,141	$139,263	$(602,068)	$(1,200,692)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation expense	10,946	1,716	58,309	181,128
Accounts Receivable	53 ,331	(64,697)	15,579	54,943
Prepaid Deposits	(263,421)	22,635	(55,925)	32,487
Inventory Asset	(1,225,6 59)	19,974	231,575	(273,852)
Accounts Payable	93,884	71,292	(140,793)	(6,586)
Accrued Royalty and Sales Commissions	124,174	109,582	(14,350)	(43,501)
Advances due to/(from) parent		(188,203)	1,429,822	1,828,696
Accrued income taxes	648,700
Accrued Expenses General	(1,12 8,458)	182,366	257,479	500,049
		(2)	2
Total adjustments	(1, 686,503)	154,663	1,781,698	2,273,364

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(38,362)	293,926	1,179,630	1,072,672
CASH FLOWS USED IN INVESTING ACTIVITIES:
Cash proceeds from acquisition	244,883
Purchases of fixed assets	(79,993)	(780)	(11,747)	(109,837)
Loss on disposal			19,737
NET CASH FLOWS USED IN INVESTING ACTIVITIES	164,890	(780)	7,989	(109,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	-	-	(1,700,000)
Proceeds from the issuance of loan payable	1,000,000	-	-	-
Principal payments on loan	(500,000)	-	-	-
NET CASH FLOWS FROM FINANCING ACTIVITIES	500,000	-	(1,700,000)	-
Effect of exchange rate changes on cash and cash equivalents	-	-	(2,022)	2,022
NET INCREASE (DECREASE) IN CASH	626,528	293,146	(514,403)	964,857
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,244,883	951,737	1,466,140	501,283
CASH & CASH EQUIVALENTS, END OF PERIOD	$1,871,411	$1,244,883	$951,737	$1,466,140

See the Notes to Consolidated Financial Statements

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$32,377
Income taxes	510,000

Supplemental schedule of noncash investing and financing activities:

The Company purchased all of the capital stock of InnerLight, Inc. for $1,000,000. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$2,229,000
Cash paid for capital stock	(1,000,000)
Liabilities assumed	$(951,000)
Extraordinary item - excess assets greater than the purchase price	278,000

Cash and cash equivalents acquired	$1,244,000
Cash paid for capital stock	(1,000,000)

Net cash acquired in acquisition	$244,000

The value of the net assets acquired is not reflected in the balances of the statement of cash flows for the period from February 21, 2008 to December 31, 2008. The Company’s initial balance sheet had no assets or liabilities prior to the acquisition of InnerLight, Inc.

The extraordinary gain being recognized results from acquiring net assets in excess of the purchase price.

Disclosure of accounting policy:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

See the Notes to Consolidated Financial Statements

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS AND BASIS OF PRESENTATION – INNERLIGHT HOLDINGS, INC AND INNERLIGHT, INC.
InnerLight Holdings, Inc. and its wholly owned subsidiaries (The “Company”) and InnerLight, Inc. (The “Predecessor”) is a provider of health and dietary supplements and personal care products by means of a network of independent business consultants (“IBC”), preferred and retail customers. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Company has reported its results of operations from the inception date of Innerlight Holdings, Inc., February 21, 2008 to December 31, 2008. The predecessor company, InnerLight, Inc., reported results of operations for the two months ended February 29, 2008. No duplicity in reporting has occurred. The effective date of the acquisition was February 29, 2008. There were no significant transactions from February 21, 2008 to February 29, 2008 that transpired in the Company, Innerlight Holdings, Inc.

CONSOLIDATION – INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.
The accompanying consolidated financial statements included the accounts of the Company and its wholly owned subsidiary, InnerLight, Inc. InnerLight International, Inc., the predecessor of the operating subsidiary, was purchased by The Quigley Corporation and renamed Darius Marketing, Inc. and then to InnerLight, Inc. All intercompany transactions and balances have been eliminated in consolidation.

FINANCIAL STATEMENT PREPARATION – INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.
The preparation of the consolidated financial statements is conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results may differ from those estimates.

REVENUE RECOGNITION – INNERLIGHT HOLDINGS, INC.
Revenue is recognized when products are shipped, which is when title and risk of loss is deemed to occur and passes to the IBCs and customers. The Company requires cash or credit card payment at the point of sale. The Company has deemed that no allowance for doubtful accounts is necessary. Amounts received before shipment and title of passage to IBCs are recorded as deferred revenue and included in other current liabilities. A reserve for product returns is accrued based upon historical experience totaling $61,000 for the period from February 21, 2008 to September 30, 2008.

The Company accepts returns of purchased product within 60 days, if the product is unopened, unused and in salable condition. Upon receipt of the product under the required conditions, the Company will refund the purchase price less shipping and a 10% re-stocking fee.

INNERLIGHT, INC.
Revenue is recognized when products are shipped, which is when title and risk of loss is deemed to occur and passes to the IBCs and customers. The Company requires cash or credit card payment at the point of sale. The Company has deemed that no allowance for doubtful accounts is necessary. Amounts received before shipment and title of passage to IBCs are recorded as deferred revenue and included in other current liabilities. A reserve for product returns is accrued based upon historical experience totaling $61,000 for the period from January 1, 2008 to February 29, 2008 and for the years ended December 31, 2007 and 2006.

The Company accepts returns of purchased product within 60 days, if the product is unopened, unused and in salable condition. Upon receipt of the product under the required conditions, the Company will refund the purchase price less shipping and a 10% re-stocking fee.

INCOME TAXES – INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.
The Company accounts for income taxes using the asset and liability method as prescribed by SFAS No. 109 “Accounting for Income Taxes.” This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference between financial statement assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates liabilities is recognized in income in the period that includes the enactment date. Deferred tax expense of benefit is the result of changes in deferred tax assets and liabilities. The Company evaluates the probability of realizing the future benefits of its deferred tax assets and provides a valuation allowance when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized.

CASH EQUIVALENTS – INNERLIGHT HOLDINGS, INC. AND INNERLIGHT, INC.
The Company and its predecessor considers all highly liquid debt instruments purchased with an original maturity of  three months of less to be cash equivalents.

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

INVENTORIES – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.
The Company and its predecessor values inventory at the lower of cost or market, using the first-in, first-out method. The Company and its predecessor regularly reviews inventory quantities on hand and records a provision for excess or obsolete inventory based primarily on historical demand, the best use dates and new product designs.

PROPERTY AND EQUIPMENT – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.
Property and equipment are recorded at cost and depreciated using the straight-line method from 3 – 7 years for personal tangible assets, and the shorter of estimated useful life or the lease term for leasehold improvements. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

GOODWILL – INNERLIGHT HOLDINGS, INC.
Goodwill represents the excess cost of the purchase price over the fair market values of identifiable net assets of acquired companies. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; however, it is tested annually for impairment (or more frequently if events or changes in circumstances indicate impairment). No amount of goodwill from the predecessor company is included in the goodwill of the Company.

INNERLIGHT, INC.
Goodwill represents the excess cost of the purchase price over the fair market values of identifiable net assets of acquired companies. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; however, it is tested annually for impairment (or more frequently if events or changes in circumstances indicate impairment). The goodwill carried on the books of InnerLight, Inc., predecessor, was valued at zero amount as of the acquisition date of February 2008.

SHIPPING AND COMMISSIONS – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.
Shipping and handling costs are included in cost of sales for all periods presented. The commissions paid to the Company’s and the predecessor’s independent distributors are included in cost of goods sold for all periods presented.

EARNINGS PER SHARE – INNERLIGHT HOLDINGS, INC.
Basic earnings per share (“EPS”) are based on the weighted-average number of common shares that were outstanding during each period. Diluted EPS are based on shares that were outstanding and potentially dilutive. Potential common shares included in the diluted EPS were the 4,000,000 Class A and Class B warrants.

INNERLIGHT, INC.
Basic earnings per share (“EPS”) are based on the weighted-average number of common shares that were outstanding during each period. There were no other classes of equities outstanding that would have been included in a dilutive EPS calculation.

WARRANTS – INNERLIGHT HOLDINGS, INC.
The Company has issued two classes of warrants to purchase common shares. There are 2,000,000 Class A Warrants, which enables the holder to purchase common shares at $.25 per share. Class B Warrants give the shareholders the right to purchase an additional 2,000,000 common shares for $.50 per share. Warrants are exercised or settled in cash for shares of common stock.  The holders of the warrants also have the right to pay the exercise price for the shares of common stock by the surrender to the Company of any exercisable but unexercised portion on their warrants equal to the exercise price multiplied by the number of shares of common stock being purchased (“the cashless exercise right”). The Company could receive up to $1,500,000 in additional capital if all 4,000,000 warrants were exercised for cash. There would be no effect on the results of operations.. The warrants have been classified as equity.

The Company is attempting to register two additional classes of warrants, Class C and Class D. The Class C Warrants would enable the shareholder to purchase additional registered common shares in cash for $2.00 per share. The Class D Warrants would allow the shareholder to purchase additional registered common shares for $4.00 per share. The Company would receive additional capital upon exercise of these warrants. There would be no effect on the results of operations.

INNERLIGHT, INC.
There are no warrants outstanding for the predecessor company.

RESEARCH AND DEVELOPMENT COSTS – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.
Research and development costs are charged to expense as incurred.

TRANSLATION OF FOREIGN CURRENCIES – INNERLIGHT HOLDINGS, INC.
The Company currently does not have any foreign subsidiaries resulting in no foreign currency translation effects to be accumulated as a component of other comprehensive income. All sales prices of products are stated in U.S. dollars and sales proceeds are collected in U.S dollars.

INNERLIGHT, INC.
The predecessor company had a foreign subsidiary with branches in Singapore and Taiwan. The foreign subsidiary’s asset and liability accounts, which were originally recorded in the appropriate local currency, were translated for consolidated financial reporting purposes, into U.S. dollar amounts at period-end exchange rates. Revenue and expense accounts were translated at the weighted-average rates for the period. Equity accounts were translated at historical rates. Foreign currency translation adjustments were accumulated as a component of other comprehensive income. The foreign subsidiary was dissolved in 2007, and the unrealized translation gain or loss was recognized in the income statement for that year.

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

RECENT ACCOUNTING PRONOUCEMENTS – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.
In September 2006, the FASB issued SFAS no. 157 “Fair Value Measurements”, which provides guidance for measuring assets and liabilities at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company’s or its predecessor’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an amendment for ARB No. 41. SFAS No. 141(R) will change how business acquisitions are accounted for and SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. Both statements are effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for the Company. The adoption of SFAS 141(R) and SFAS No. 160 are not expected to have a material impact on the Company’s consolidated financial statements.

2.         DISCONTINUED OPERATIONS – INNERLIGHT, INC.

InnerLight, Inc., predecessor, closed its warehouse in Singapore in May 2007. It also closed its warehouse in Taiwan in July 2007. The foreign subsidiary that operated these facilities was dissolved and no further significant operations were engaged in since that date. Innerlight, Inc., predecessor, continued to ship minor amounts of products to distributors in those countries from its warehouse in the United States as an attempt to maintain goodwill with the few remaining distributors. The percent of sales to the discontinued component after the discontinued transaction was less than 1%. The results of the closing of the Asian facilities have been classified as “discontinued operations” for all periods.

The sales reported in discontinued operations for the years ended December 31, 2007 and 2006, were $73,507 and $202,227, respectively.

The following table shows the composition of discontinued operations on the Consolidated Statement of Operations for the years ended December 31, 2007 and 2006.

	Year ended
	2007	2006
Loss from discontinued operations	$153,674	$322,558
Income tax benefit	-	-
Loss from disposal, was included in other income (expenses)	54,508	-

Loss from discontinued operations	$208,182	$322,558

Innerlight, Inc. sold or abandoned some furniture and fixtures and leasehold improvements in the warehouses in the amount of $25,000, net of accumulated depreciation. The remaining inventory of products was returned to the warehouse in the United States.

INNERLIGHT HOLDINGS, INC.

The Company did not discontinue any operations during the period from February 21, 2008 to September 30, 2008.

3.         BUSINESS COMBINATIONS – INNERLIGHT HOLDINGS, INC.

The Company acquired 100% of the stock of InnerLight, Inc. as of February 29, 2008 for $1,000,000 in cash. The Company purchased InnerLight, Inc. from its shareholder, The Quigley Corporation, a publicly traded company on the NASDAQ exchange. The operations of InnerLight, Inc. and the Company are basically unchanged. The acquisition   separates InnerLight Inc. from the incongruent operating strategy of its parent into a common operating strategy with the Company. The income statements of the InnerLight, Inc. are presented for the period from January 1, 2008 to February 29, 2008 and for the years ended December 31, 2007 and 2006.

The following represents a condensed balance sheet of InnerLight, Inc. as of the report date.

Cash and cash equivalents	$1,244,000
Inventories	656,000
Other current assets	312,000
Property and equipment	17,000

Accounts payable and accrued liabilities	(951,000)

Net Assets Purchaed	1,278,000

Cash purchase price	(1,000,000)

Extraordinary gain on acquisition	278,000

The extraordinary gain being recognized results from a business combination that resulted in net assets in excess of the purchase price.  The Company reviewed the values of the assets and liabilities acquired. The excess of net assets over the purchase price was allocated to the available assets reducing the value recorded as part of the acquisition. The remaining excess was recognized as an extraordinary gain in the amount of $278,000.

The Company valued the inventories at the selling price less the cost of disposal and a reasonable profit allowance for the selling effort.  Other current assets were valued at fair values and present values of amounts to be received (for the credit card receipts in transit). Replacement costs were deemed to be substantially equivalent to the net book value of property, plant and equipment acquired. Accounts payables and accrued liabilities were valued at the present values of amounts expected to be paid.

Subsequent to the acquisition date, the Company determined that acquired prepaid insurance premiums of $239,000 were not valid assets as the Company had to procure its own policy and would not receive further coverage under the existing policy or be able to recoup any of the prepaid premiums paid via its parent company. Additionally, the Company acquired $1,011,000 of accrued liabilities, primarily accrued royalty bonuses deemed to be due to the founder as part of his consulting agreement that did not have to be paid.  See “Legal Proceedings” for further discussion.

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

4.         INVENTORIES – INNERLIGHT HOLDINGS, INC.

The inventory of finished products ready for sale as of December 31, 2008 was $1,882,000.

INNERLIGHT, INC.

The amount of inventory on hand as of December 31, 2007 and 2006 was $676,000 and 908,000, respectively.

5.         PROPERTY, PLANT AND EQUIPMENT – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

Property and equipment are stated at cost and depreciated and amortized generally on the straight-line method over their estimated useful lives of three to fifty years (or the lesser of the term of the lease for leasehold improvements, as appropriate). Property and equipment consist of the following:

	INNERLIGHT HOLDINGS, INC,	INNERLIGHT, INC.
	December 31, 2008	December 31, 2007	December 31, 2006

Computer equipment	$199,400	$189,600	$185,254
Electronics	69,607	68,573	67,040
Furniture	41,234	36,384	54,782
Software	412,006	346,917	344,133
Leasehold improvements	2,500	2,500	65,516
	724,747	643,974	716,725
Accumulated Depreciation	(638,963)	(626,301)	(632,753)
Net book value	$85,784	$17,673	$83,972

6.         GOODWILL – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

In accordance with SFAS No. 142, the Company’s and its predecessor’s goodwill is not amortized, but is subject to an annual impairment test. The Company did not record amounts attributed to goodwill or other intangible assets upon the acquisition of its predecessor, InnerLight, Inc

7.         COMMITMENTS AND CONTINGENCIES – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

Lease commitments – InnerLight Holdings, Inc.

	December 31, 2008	Future Payments

Office and warehouse lease (same building)	$90,049	Termination 7/31/2009	$-
Equipment leases	$8,448	Termination 1/31/2011	$7,572

As of December 31, 2008, the Company entered two employment agreements with its President, CEO and Director and with its CFO, Secretary and Director.

Lease commitments – InnerLight, Inc.

	December 31, 2007	Future Payments

Office and warehouse lease (same building)	$151,747	Termination 7/31/2009	$90,049
Equipment leases	$8,448	Termination 1/31/2011	16,020

InnerLight, Inc. had the following international lease commitments at –

	December 31, 2006	Future Payments

Singapore office lease	$36,707	Termination 3/02/2008	$6,118
Taiwan office lease	$24,000	Termination 3/31/2007

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

During the years ended December 31, 2007 and 2006, InnerLight, Inc. had no employment agreements.

Litigation – InnerLight Holdings, Inc. and InnerLight, Inc.

From time to time the Company and its predecessor may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company and its predecessor, arising in the normal course of business. The Company and its predecessor believe no such actions would result in liabilities in excess of amounts accrued in the financial statements.

8.         RELATED PARTY TRANSACTIONS – INNERLIGHT HOLDINGS, INC.

The President of the Company paid $1,000,000 for the acquisition of InnerLight, Inc. from its shareholder, The Quigley Corporation for and in behalf of the Company, InnerLight Holdings, Inc. on February 29, 2008. The Company was to repay the President within 75 days with no interest. The Company paid $1,000,000 in cash to the President on May 7, 2008.

The President and the Company entered into a loan arrangement on May 8, 2008, wherein the President made a loan in the amount of $1,000,000 to InnerLight Worldwide, Inc., a wholly-owned subsidiary of InnerLight Holdings, Inc. The annual interest rate is 5.00%. The term is not to exceed two years and may be paid in installments so long as the balance is paid in full by May 8, 2010.  The balance outstanding of the loan payable at December 31, 2008 was $500,000. Interest paid to the President on the loan payable during the period from February 21, 2008 to December 31, 2008 was approximately $32,000.

In exchange for international marketing services and services required to complete the acquisition of InnerLight, Inc., the Company granted to two shareholders a ten year royalty agreement, which provides for the payment on a sliding scale of 3.5% of the first $20,000,000 per year in Commissionable Volume to 6% for Commissionable Volume over $30,000,000 per year. Commissionable Volume represents the dollar amount assigned to the sale of each product. For most of the Company’s and its predecessor’s products, the Commissionable Volume equals the sales price. The total Commissionable Volume is the basis for which the IBCs are paid.  During the period February 21, 2008 to December 31, 2008 $329,000 was paid under this agreement. At December 31, 2008 $23,000 was accrued.

9.         INCOME TAXES – INNERLIGHT HOLDINGS, INC.

The Company’s consolidated net income before provision for income taxes was $1,370,000 for the period from February 21, 2008 to December 31, 2008. The provision for current taxes for this period consists of the following:

Current
Federal	$1,003,000
State	156,000
1,159,000
Deferred
Federal	(12,000)
State	(1,000)
(13,000)

Change in valuation	13,000

Total	$1,159,000

A reconciliation of the statutory federal income tax expense (benefit) to the effective tax is as follows for the period from February 21, 2008 to December 31, 2008:

Statutory rate – Federal	$(795,000)
State taxes net of federal benefit	(117,000)
Permanent differences and other	(260,000)
(1,172,000)

Less change in valuation allowance	13,000

Total	$(1,159,000)

The tax effects of the primary “temporary differences” between values recorded for assets and liabilities to financial reporting purposes and values utilized for measurement in accordance with tax laws giving rise to the Company’s deferred tax assets are as follows:

Depreciation	$(14,000)
Foreign currency translation transaction gain	(2,000)

Valuation	$(16,000)

10.       SEGMENT INFORMATION – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

 The Company and its predecessor operate in a single reportable and operating segment by selling products to a global network of independent business consultants. The business model operates the same for all parts of the world. The Company does not use profitability reports on a regional basis for making business decisions. Performance for a region or market is primarily evaluated based on sales. No single external customer accounted for more than 10% or more of net sales in any of the periods presented herein. The Company and its predecessor can recognize revenue in different geographic regions: International (mostly Europe), Canada, Asia and the United States.

INNERLIGHT HOLDINGS, INC. (ISSUER) and INNERLIGHT, INC. (PREDECESSOR)
Notes to Consolidated Financial Statements
For the Period from February 21, 2008 to December 31, 2008 (Issuer)
And For the Period from January 1, 2008 to February 29, 2008 and for the Years ended December 31, 2007 and 2006 (Predecessor)

	InnerLight Holdings, Inc.	InnerLight, Inc.
	For the period from	For the two months	For the Years ended
	February 21, 2008	ended February 29,	December 31,
	to December 31, 2008	2008	2007	2006
Net sales
International	$10,512,000	$1,165,000	$3,926,000	$3,138,000
Canada	155,000	35,000	228,000	451,000
Asia	19,000	6,000	91,000	304,000
United States	3,870,000	983,000	6,989,000	11,343,000
Total	$14,556,000	$2,189,000	$11,234,000	$15,275,000

Long-lived assets
International	$-		-	-
Canada	-		-	-
Asia	-		-	66,000
United States	88,000		48,000	49,000
Total	$88,000		$48,000	$115,000

Total assets
International	$821,000		$157,000	$59,000
Canada	-		-	-
Asia	-		-	79,000
United States	3,274,000		1,999,000	4,032,000
Total	$4,095,000		$2,156,000	$4,170,000

The following table provided further net sales in international markets:

Net Sales per country
Hungary	$7,650,000	$675,000	$1,276,000	$441,000
Norway	1,033,000	96,000	115,000	1,000
United Kingdom	574,000	126,000	900,000	1,255,000
Finland	474,000	98,000	508,000	523,000
Germany	277,000	114,000	671,000	433,000
Other (a)	504,000	56,000	456,000	485,000
Total	$10,512,000	$1,165,000	$3,926,000	$3,138,000

(a)
Consists of other countries with less than 1% of sales during the period. The principal countries included in “Other” are Austria, Belgium, Switzerland, Denmark, France, Greece, Ireland, Italy, Luxemburg, Netherlands, Poland, Portugal, Spain, Sweden, Estonia, Romania and Slovak Republic.

Sales to individual independent distributors located in the individual countries were aggregated and resulted in the net sales by country. No single independent distributor accounted for 10% or more of net sales.  The long-lived assets in the Asian region reflects the net cost of fixed assets for the two warehouses that were established in Singapore and Taiwan in 2006, which were later closed in 2007. The asset values listed in the International region represent product inventory housed at third-party warehouses located in Europe. A significant concentration of assets exists in the United States due to the centralized structure of the Company’s operations and infrastructure.

11.       OTHER CURRENT LIABILITIES – INNERLIGHT HOLDINGS, INC. and INNERLIGHT, INC.

Other current liabilities consist of the following:

	InnerLight Holdings, Inc.	InnerLight, Inc.
		December 31,
	December 31, 2008	2007	2006

Royalties payable	$47,000	$936,000	$529,000
Accrued other taxes	251,000	278,000	381,000
Accrued payroll expenses	51,000	36,000	50,000
Accrued freight charges	31,000	39,000	42,000
Accrued credit card fees	30,000	28,000	27,000
Accrued distributor bonuses	73,000	73,000	-
Accrued interest payable	-	-	-
Accrued legal and professional fees	6,000	74,000	177,000
Other accruals	95,000	65,000	65,000
Total other current liabilities	$584,000	$1,529,000	$1,271,000

12.       LOAN PAYABLE – INNERLIGHT HOLDINGS, INC.

On May 8, 2008 the Company and the President of the Company entered into a loan agreement wherein the President made a loan to InnerLight Worldwide, Inc., a wholly-owned subsidiary of InnerLight Holdings, Inc. The loan amount is $1,000,000 at an annual interest rate of 5.00%. The term of the note is not to exceed two years and may be paid in installments so long as the balance is paid in full by May 8, 2010. At December31, 2008 the balance of the loan payable was $500,000. Interest paid on the loan payable was $32,000. There was no accrued interest at December 31, 2008.

13.      SUBSEQUENT EVENTS – INNERLIGHT INC.

InnerLight, Inc. and its subsidiaries were sold as of February 29, 2008, prior to the issuance of the consolidated financial statements by the parent company, The Quigley Corporation. All the stock was purchased by InnerLight Holdings, Inc. for $1,000,000. See Note 3 - Business Combinations.

DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL ______________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$275.10
Printing Expenses	$2,500.00
Audit/Administrative Fees and Expenses	$45,724.90
Transfer Agent Fees	$1,500.00
TOTAL	$50,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On February 24, 2008, we issued, in connection with the initial organization and capitalization of the Company, a total of 10,600,000 shares of Common Stock to thirteen shareholders, including eight employees of the Company, in exchange for services rendered to the Company and for total aggregate cash loans to the Company of $1,000,000. These issuances included 7,350,000 shares and 1,528,000 warrants issued to Kevin Brogan, the President of the Company and 160,000 shares issued to Heber Maughan, the Chief Financial Officer of the Company.   A total of 2,000,000 Class A Common Stock Purchase Warrants and 2,000,000 Class B Common Stock Purchase Warrants were issued to four individuals or entities as additional consideration.

On March 4, 2008 Chilesha Holdings Ltd. acquired from Kevin Brogan in a private transaction 2,250,000 shares and 468,000 warrants upon assumption of $300,000 of Kevin Brogan's cash loans to the Company. On March 5, 2008, in a private transaction, Gary Quigley acquired from Kevin Brogan 2,250,000 shares and 468,000 warrants upon assumption of $300,000 of Kevin Brogan's cash loans to the Company.

Unless otherwise indicated above, none of the share or warrant issuances were to Officers, Directors, affiliates, or parties who hold 5% or more of the Company’s Common Stock.

In connection with the original issuances by the Company, the Company relied upon the exemption from securities registration afforded by Rule 504 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

The subsequent private sale of 2,250,000 shares and 468,000 warrants from Kevin Brogan to Chilesha Holdings on March 4, 2008 was exempt from the registration requirements of the Securities Act pursuant to the so-called "Section 4 1/2" exemption .  Similarly, the sale of 2,250,000 shares and 468,000 warrants from Kevin Brogan to Gary Quigley on March 5, 2008 was exempt from the registration requirements of the Securities Act pursuant to the so-called "Section 4 1/2" exemption.  In neither case did the resales represent a step in the distribution process.

ITEM 16. EXHIBITS.

Exhibit	Description
2.1	Quigley Corp. Purchase Agreement*
3.1	Articles of Incorporation of InnerLight Holdings, Inc.*
3.2	By-Laws of InnerLight Holdings, Inc.*
4.1	Form of Class A Purchase Warrant*
4.2	Form of Class B Purchase Warrant*
4.3	Form of Class C Purchase Warrant *
4.4	Form of Class D Purchase Warrant *
5.1	Opinion of William J. Reilly, Esq.*
10.1	Employment Agreement with Kevin Brogan*
10.2	Employment Agreement with Heber Maughan*
10.3	Form of Royalty Agreement*
10.4	Distributor Agreement*
10.5	Escrow Agreement*
10.6	Subscription Agreement*
10.7	Class A Warrant*
10.8	Class B Warrant*
10.9	Compensation Plan*
10.10	Policies and Procedures*
10.11	Consulting Agreement with Robert and Shelley Young *
10.12	Non-Competition Agreement*
10.13	Post-Judgment Settlement Agreement*
21.1	List of Subsidiaries*
23.1	Consent of Independent Certified Public Accounting Firm
23.2	Consent of Counsel

* Previously filed

ITEM 17.  UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)
Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Provo, State of Utah on June 8 , 2009.

INNERLIGHT HOLDINGS, INC.

By: /s/ Kevin Brogan
Kevin Brogan
CEO, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on June 8 , 2009:

Signature

Title
/s/ KEVIN BROGAN	CEO, President, and Chief Executive Officer

/s/ HEBER MAUGHAN	Secretary and Principal Accounting Financial Officer